Filed Pursuant to Rule 424(b)(5)
Registration No. 333-291199

The information in this preliminary prospectus supplement and the accompanying base prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 3, 2026

Preliminary Prospectus Supplement

(To Prospectus Dated October 31, 2025)

$750,000,000

CVR Energy, Inc.

Common Stock

We are offering $500,000,000 of shares of our common stock, $0.01 par value per share (our “common stock”), and the selling stockholder identified in this prospectus supplement is offering $250,000,000 of shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CVI.” The last reported sale price of our common stock on the NYSE on November 2, 2026 was $55.92 per share.

We intend to use the net proceeds that we receive from this offering, together with cash on hand and the net proceeds of the other Financing Transactions (as defined herein), to fund the Acquisition (as defined herein), effect the 2028 Notes Redemption (as defined herein) and pay related fees and expenses. This offering is not contingent on the closing of the Acquisition or the other Financing Transactions, and the Acquisition is not conditioned on the closing of this offering. The shares offered hereby will remain outstanding whether or not the Acquisition is completed. If the Acquisition does not close, we intend to use the net proceeds that we receive from this offering for general corporate purposes. See “Summary—The Acquisition,” “Use of Proceeds” and “Summary—The Transactions—Illustrative Sources and Uses.”

	Per Share	Total(1)
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Us	$	$
Proceeds, Before Expenses, to the Selling Stockholder	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase $112,500,000 of additional shares of our common stock from the selling stockholder.

The selling stockholder has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $112,500,000 of shares of our common stock at the public offering price, less the estimated underwriting discounts and commissions. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

If the underwriters exercise their option in full, the total underwriting discounts and commissions will be $  and total proceeds, before expenses, to the selling stockholder will be $  .

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement, as well as on page 3 of the accompanying prospectus and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on or about    , 2026.

Joint Book-Running Managers

Barclays	Jefferies

Prospectus supplement dated November   , 2026

Prospectus supplement

Prospectus

S-i

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us with the SEC. We, the selling stockholder and the underwriters have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. We are not, and the selling stockholder and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we have filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in the accompanying prospectus, including the common stock, up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the common stock and this offering.

This document consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of our common stock we and the selling stockholder are currently offering and certain other matters relating to us and our business and financial condition. The second part is the accompanying prospectus dated October 31, 2025, which gives more general information about the securities we may offer from time to time, some of which does not apply to the common stock offered hereby. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in this prospectus supplement under the heading “Incorporation of Certain Documents by Reference.”

If the description of this offering or any terms of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in the accompanying prospectus or this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

None of us, the selling stockholder or the underwriters make any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult with your own legal, tax, business, financial or other advisors regarding an investment in our common stock.

When used in this prospectus supplement and the accompanying prospectus, the terms “CVR Energy,” “we,” “our,” “us” and the “Company” refer to CVR Energy, Inc. and its consolidated subsidiaries, excluding the Target Assets (as defined below), unless otherwise indicated or the context suggests otherwise, and the term “combined company” refers to us after giving effect to the Acquisition.

S-iii

BASIS OF PRESENTATION

Historical Financial Information of CVR Energy. The historical consolidated financial data of CVR Energy included in or incorporated by reference into this prospectus supplement as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K (as defined below).

The historical condensed consolidated financial data of CVR Energy included in or incorporated by reference into this prospectus supplement as of September 30, 2026 and for each of the nine-month periods ended September 30, 2026 and 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, our unaudited condensed consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Q3 Form 10-Q (as defined below).

In December 2025, CVR Energy reverted the renewable diesel unit at the refinery located in Wynnewood, Oklahoma back to hydrocarbon processing service, considering the unfavorable economics of the renewables business and to optimize feedstock and relieve certain logistical constraints within the refining business. While CVR Energy maintains the option to switch back to renewable diesel service if incentivized to do so, it no longer refines renewable feedstocks, such as soybean oil, corn oil, and other similar feedstocks, into renewable diesel nor does it currently market renewable diesel. Based on the revised reporting assessment performed during the first quarter of 2026, the renewables business no longer meets the quantitative or qualitative requirements under Accounting Standards Codification 280, Segment Reporting, to be disclosed as a separate reportable segment. Effective beginning with the quarter ended March 31, 2026, all prior period Renewables activity has been consolidated within “Other,” and disclosures have been retrospectively adjusted to reflect the current segment presentation and that the Company operates two reportable segments – Petroleum and Nitrogen Fertilizer.

Historical Financial Information of the Target Assets. The historical combined financial statements and other financial information of the Target Assets included in or incorporated by reference into this prospectus supplement have been derived from information furnished by Marathon Petroleum Corporation (“MPC”) and are presented on a carve-out basis, reflecting the Target Assets as historically operated as part of MPC’s broader refining, marketing and logistics operations. The Target Assets’ results for any period may not be indicative of their future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had they operated as an independent company during the periods presented.

Pro Forma Presentation. The unaudited pro forma condensed combined financial information illustrates the effects of the Transactions and includes an unaudited pro forma condensed combined balance sheet as of September 30, 2026 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2026 and 2025 and the year ended December 31, 2025. The pro forma statements of operations give effect to the Acquisition as if it had occurred on January 1, 2025, and the pro forma balance sheet gives effect to the Acquisition as if it had occurred on September 30, 2026. The unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of CVR Energy and the historical combined financial statements of the Target Assets and reflects the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual consolidated results of operations would have been had the Transactions been completed on the dates indicated or what such results would be for future periods. The historical and pro forma financial information included in or incorporated by reference into this prospectus supplement should be read in conjunction with the information under the headings “Summary—The Transactions,” “Summary Historical Condensed Consolidated Financial Information of CVR Energy,”

S-iv

“Summary Historical Combined Financial Information of the Target Assets,” “Summary Pro Forma Condensed Combined Financial Information,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Assets” and the historical consolidated financial statements of CVR Energy and the historical combined financial statements of the Target Assets, and the related notes thereto, in each case included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-v

USE OF NON-GAAP FINANCIAL INFORMATION

In this prospectus supplement, in addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we present EBITDA, Adjusted EBITDA, Pro Forma EBITDA and Pro Forma Adjusted EBITDA.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that our management uses, together with the related reconciliations, to evaluate current and past performance and prospects for the future. These measures are important factors in assessing our operating results and profitability. We present these measures because we believe they may help investors analyze our results of operations in conjunction with our GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital and turnaround expenditures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) and operating income. These measures should not be considered in isolation or as substitutes for their most directly comparable GAAP financial measures. Our calculations of these measures may differ from those used by other companies, limiting comparability. Due to rounding, numbers presented within this section may not add or be equal to numbers or totals presented elsewhere in this prospectus supplement.

EBITDA and Adjusted EBITDA. As used herein for CVR Energy, EBITDA represents consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.

See “Summary Historical Condensed Consolidated Financial Information of CVR Energy” for reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA. As used herein, Pro Forma EBITDA represents pro forma consolidated net income (loss), after giving pro forma effect to the Transactions, before (i) pro forma interest expense, net, (ii) pro forma income tax expense (benefit) and (iii) pro forma depreciation and amortization. Pro Forma Adjusted EBITDA represents Pro Forma EBITDA adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of the underlying operational results of the combined company for the period or that may obscure results and trends we deem useful, in each case consistent with the adjustments used in calculating Adjusted EBITDA.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are derived from the unaudited pro forma condensed combined financial information included in this prospectus supplement, which gives effect to the Transactions as if they had occurred on January 1, 2025 for purposes of the statements of operations. These measures are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s results would have been had the Transactions been completed on such date, or of the combined company’s future results. They do not reflect any cost savings, synergies or integration costs that may result from the Acquisition, and they are subject to the same limitations as EBITDA and Adjusted EBITDA described above, as well as the assumptions and uncertainties inherent in the preparation of pro forma financial information. See “Unaudited Pro Forma Condensed Combined Financial Information.”

See “Summary Pro Forma Condensed Combined Financial Information” for reconciliations of Pro Forma EBITDA and Pro Forma Adjusted EBITDA to pro forma net income (loss), the most directly comparable pro forma financial measure.

S-vi

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus supplement, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 18, 2026 (the “Form 10-K”);

•

our Quarterly Reports on Form 10-Q for (i)  the quarter ended March 31, 2026 (the “Q1 Form 10-Q”), (ii) the quarter ended June 30, 2026 (the “Q2 Form 10-Q”) and (iii) the quarter ended September 30, 2026 (the “Q3 Form 10-Q” and, together with the Q1 Form 10-Q and the Q2 Form 10-Q, the “Form 10-Qs”), filed with the SEC on April  29, 2026, July  29, 2026 and November 3, 2026, respectively;

•	our Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Stockholders, filed with the SEC on April 21, 2026, to the extent incorporated by reference into the Form 10-K;

•

our Current Reports on Form 8-K, filed with the SEC on February 12, 2026, June  5, 2026, June  23, 2026, November  3, 2026 (relating to the Acquisition and related agreements) and November 3, 2026 (relating to the Target Assets financial statements and pro forma financial information);

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 22, 2007, as updated by Exhibit 4.1 to the Form 10-K, together with any amendment or report filed for the purpose of updating such description; and

•

all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of this offering (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act).

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this prospectus supplement, at no cost, by writing or telephoning us at the following address:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Investor Relations

Telephone: (281) 207-3205.

Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

S-vii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical fact, including without limitation, statements regarding future operations, financial position, estimated revenues and losses, growth, capital projects, stock or unit repurchases, impacts of legal proceedings, legislation, policies or regulations, timing of determinations and other interactions with, and submissions to, regulatory authorities and agencies, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “predict,” “potential,” “project,” and similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include, but are not limited to, the following:

•	our forecasts of our future financial condition, capital expenditures, results of operations, revenues and expenses;

•	our ability to successfully implement our business strategies and the timing thereof, including significant capital programs or projects, turnarounds or other initiatives;

•

statements regarding the pending acquisition of the Target Assets, including the expected timing of the closing of the Acquisition, the anticipated benefits, synergies and cost savings of the Acquisition, the expected financing of the Acquisition, including the Permanent Financing, the Bridge Facility, the Commercial Partner Equity Investment and the IEP Equity Investment and related investor rights agreements (each as defined herein), and the expected effects of the Acquisition on our scale, operations, results of operations, liquidity and leverage;

•	expectations regarding certain of our refineries to qualify as small refineries and receive small refinery exemptions;

•

expectations regarding renewable fuel credits, known as renewable identification numbers (“RINs”), including their pricing and purchasing activities, as well as our ability to purchase RINs on a timely or cost-effective basis or at all;

•	the expected supply, availability and price levels of raw materials and feedstocks and the effects of inflation, geopolitical events and conflicts thereupon;

•	the expected availability of adequate cash and other sources of liquidity for the capital, operating and other needs of our businesses;

•	our ability to meet certain carbon capture and sequestration milestones;

•	expectations regarding future margins in the industries in which we operate;

•	expectations regarding global production levels, including our production levels;

•	expectations regarding impact of refined product demand and declining inventories on refined product prices and crack spreads;

•	expectations regarding the cyclical and seasonal nature of the petroleum and nitrogen fertilizer businesses;

•

expected competition in the petroleum and nitrogen fertilizer businesses, including potential impacts of domestic and global supply and demand or domestic or international duties, tariffs, or similar costs; and

•	expectations regarding our ability to procure or recover under our insurance policies for damages or losses in full or at all.

S-viii

Although we believe our assumptions concerning future events are reasonable, a number of risks, uncertainties, and other factors could cause actual results and trends to differ materially from those projected or forward-looking. Differences between actual results or trends and any future results or trends expressed, suggested, or forecast in these forward-looking statements could result from a variety of factors, including the following:

•

the potential impacts of geopolitical events and conflicts (including those relating to the Russia-Ukraine war and tensions and conflicts in the Middle East), and any escalation, expansion, or resolution thereof, on commodity prices and other markets to which we provide products;

•

political uncertainty and impacts to the oil and gas industry and the United States and global economies generally as a result of actions taken by the current administration or others in response thereto, including the imposition of tariffs and reactions thereto and changes in climate or other energy laws, rules, regulations, or policies, including the Renewable Fuel Standard (“RFS”);

•

the risk of changes in tax and other laws, regulations and policies that adversely impact conventional fuel operations or favor renewable energy projects in the United States, which could have a material adverse effect on our business, liquidity, financial condition, results of operations, and cash flows, including, without limitation, the One Big Beautiful Bill Act;

•	risks related to volatile margins in the refining industry and exposure to the risks associated with volatile crude oil, refined product and feedstock prices and associated market conditions;

•	the effects of transactions involving derivative instruments;

•	risks related to the petroleum business’ and nitrogen fertilizer business’ dependence on significant customers and the creditworthiness and performance by counterparties;

•	risks related to the dependence of our businesses on customers and distributors, including to transport goods and equipment and providers of feedstocks;

•

the risk of a material decline in our production levels, as well as potential operating hazards, downtime, and damage to our or our counterparties’ facilities and other assets from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters, accidents or other unscheduled shutdowns;

•	the impact of rulings, judgments or settlements in litigation, tax or other legal or regulatory matters and the related impacts on our operations;

•

risks related to operating hazards and interruptions in our refinery and nitrogen fertilizer facilities, including unscheduled maintenance or downtime and the availability of adequate insurance coverage;

•

risks related to the reliance on, or the ability to procure economically or at all, petroleum coke that our nitrogen fertilizer business purchases from certain of our subsidiaries and third-party suppliers or the natural gas, electricity, oxygen, nitrogen, sulfur processing and compressed dry air and other products purchased from third parties by the nitrogen fertilizer and petroleum businesses and the facility operating risks associated with these third parties;

•	potential interruption in pipelines supplying feedstocks or distributing products;

•	risks of terrorism, cybersecurity attacks, and the security of chemical manufacturing facilities and other matters beyond our control;

•	risks related to our lack of diversification of assets or operating and supply areas;

•	the effects of potential labor supply shortages, labor difficulties, labor disputes or strikes;

•	the effect of a potential loss of the nitrogen fertilizer business’ transportation cost advantage over its competitors;

•	the risk that the treatment of CVR Partners, LP (“CVR Partners”) as a partnership for U.S. federal income or state tax purposes ceases;

S-ix

•

risks related to governmental actions, including by the U.S. Environmental Protection Agency (the “EPA”), on our RIN obligation, open RINs positions, small refinery exemptions, and our cost to comply with our RFS obligations, and the success of various litigation related to the same;

•

risks related to operational interruptions or changes in laws that could impact the amount and receipt of tax credits (if any) under the Internal Revenue Code of 1986, as amended, or any similar law, rule, or regulation;

•	risks related to our businesses’ ability to obtain, retain or renew environmental and other governmental permits, licenses or authorizations necessary for the operation of its business;

•	impact of potential runoff of water containing hazardous substances into waterways, and regulatory or legal actions in response thereto;

•	risks related to our ability to issue securities, obtain financing or sell assets on terms favorable to us or at all;

•	the impacts of existing and future regulations related to the end-use of our products;

•	risks related to our ability to continue to license the technology used for our operations;

•

risks related to the Acquisition, including the risk that the conditions to the closing of the Acquisition, including the expiration or termination of the waiting period under the HSR Act (as defined herein) and the receipt of other required regulatory approvals, are not satisfied or waived in a timely manner or at all, or that governmental authorities impose conditions on such approvals;

•	the risk that the Acquisition is not completed within the expected timeframe or at all, or that we are unable to realize the anticipated benefits of the Acquisition;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement (as defined herein), including circumstances requiring us to pay a termination fee;

•	the effect of the pending Acquisition on our business relationships, operations and the market price of our common stock;

•

the effect of restrictions under the Purchase Agreement on our use of cash and the conduct of our business prior to the closing of the Acquisition, including the requirement to maintain a minimum amount of unrestricted cash and cash equivalents;

•

our ability to obtain the Permanent Financing on acceptable terms or at all, the risk that we may be required to borrow under the Bridge Facility, the risk that the Commercial Partner Equity Investment or the IEP Equity Investment is not funded in the amounts or on the terms anticipated, and the substantial additional indebtedness we expect to incur in connection with the Acquisition and its effect on our financial flexibility and credit profile;

•

risks related to potential strategic transactions involving CVR Energy including, but not limited to, the Acquisition and others in which its controlling stockholder or others may participate or direct and potential strategic transactions involving CVR Partners in which CVR Energy or its controlling stockholder or others may participate, including in each case the process of exploring any such transaction and potentially completing any such transaction, including the costs thereof and the risk that any such transaction may not achieve any or all of any anticipated benefits or be completed at all;

•

risks related to our controlling stockholder’s intentions regarding ownership of our common stock or the common units of CVR Partners, including any acquisitions (including those contemplated by the IEP Equity Investment), dispositions or transactions relating thereto;

•

risks related to decisions to declare dividends or distributions (if any), including the timing and amount, as well as the variable nature of CVR Partners’ distributions, including the ability of its general partner to modify or revoke its distribution policy, or to cease making cash distributions on its common units;

•

risks related to services provided by or competition among our subsidiaries, including conflicts of interests and control of CVR Partners’ general partner, and control of CVR Energy by its controlling stockholder;

S-x

•	the effects of restrictions in our debt agreements and their impact on our ability to refinance our debt on acceptable terms or at all;

•	the risk of changes in our or our segments’ credit profiles and impacts thereof on cash needs or otherwise;

•

risks related to timing and impacts of any decision to modify a unit to hydrocarbon processing following renewable conversion, or vice versa, including the resolution made in the third quarter of 2025 to revert the renewable diesel unit at the refinery located in Wynnewood, Oklahoma to hydrocarbon processing service; and

•	the effects of asset impairments and impacts thereof.

Important risks, uncertainties and other factors are described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, and in Part I, Item 1A of our Form 10-K and in Part II, Item 1A of the Q3 Form 10-Q, each of which is incorporated by reference herein, and may be described in other periodic or current reports filed by us with the SEC under the Exchange Act from time to time that are incorporated by reference herein.

We caution you not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement. Forward-looking statements contained in the accompanying prospectus or in documents incorporated by reference herein or therein speak only as of the respective dates of those documents. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, or to reflect the occurrence of unanticipated events, except to the extent required by law.

All forward-looking statements, expressed or implied, included in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein or therein, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We urge you to carefully review and consider the disclosures made in this prospectus supplement, the accompanying prospectus and our reports filed with the SEC and incorporated by reference herein or therein that attempt to advise interested parties of the risks and factors that may affect our business. Please read “Where You Can Find More Information.”

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SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in shares of our common stock. To understand this offering fully, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus, including the section entitled “Risk Factors” in this prospectus supplement and such risk factors as may be updated from time to time in our public filings.

The Company

We are a diversified holding company primarily engaged in the petroleum refining and marketing industry and, through our interest in CVR Partners, the nitrogen fertilizer manufacturing industry. We currently operate our business under two reportable segments: the “Petroleum Segment” and the “Nitrogen Fertilizer Segment.”

Through our Petroleum Segment, we are an independent petroleum refiner and marketer of high value transportation fuels, which consist of gasoline, diesel, jet fuel and distillates, and we conduct activities related to crude gathering and logistics that support our refinery operations. We believe the strategic location of our refineries, combined with our supporting logistics assets, provides us with a crude oil cost advantage relative to our competitors. Our Petroleum Segment includes two refineries located in Coffeyville, Kansas and Wynnewood, Oklahoma, with combined nameplate crude oil capacity of approximately 206,500 bpd as of September 30, 2026, strategically located in Group 3 of PADD II. Our refineries benefit from attractive crude oil sourcing through our proprietary gathering systems, which supplied more than 50% of our crude oil throughput for the nine months ended September 30, 2026, as well as from proximity to the Cushing, Oklahoma crude oil hub and access to Canadian crude oil, and our extensive pipeline, rack and rail infrastructure supports flexibility in placing our refined products. Our refineries are high-conversion facilities with a liquid volume yield (as a percentage of total throughput) of approximately 96% and a distillate yield (as a percentage of crude throughput) of approximately 45% for the nine months ended September 30, 2026, and they averaged approximately 90% crude utilization over the past five years, including turnaround periods.

Our Nitrogen Fertilizer Segment operations are conducted through our subsidiary, CVR Partners and its subsidiaries. The Nitrogen Fertilizer Segment includes the production and distribution of nitrogen fertilizer products, primarily in the form of ammonia and urea ammonium nitrate (“UAN”), for the farming industry. CVR Partners operates nitrogen fertilizer production facilities located in Coffeyville, Kansas and East Dubuque, Illinois. The Coffeyville facility uses pet coke as its primary feedstock and has a rail connection that provides access to most regions of the United States, while the East Dubuque facility uses natural gas as its primary feedstock and sells the majority of its production locally by truck. CVR Partners’ facilities have high downstream conversion capability that allows ammonia to be upgraded efficiently into higher-value products, primarily UAN For the year ended December 31, 2025, UAN and ammonia, including freight, accounted for approximately 67% and 24%, respectively, of its sales.

The Acquisition

On November 2, 2026, we entered into an agreement with certain subsidiaries and affiliates of MPC to acquire two Northern PADD II refineries located in St. Paul Park, Minnesota (the “St. Paul Park Refinery”) and Mandan, North Dakota (the “Mandan Refinery”) and associated wholesale marketing and logistics assets, for aggregate cash consideration of approximately $4,200 million, subject to customary closing adjustments, including net working capital adjustments. We believe the combined company will benefit from enhanced scale, broader geographic diversity, improved earnings potential, greater liquidity and the opportunity to achieve substantial operational and financial synergies.

Overview of Target Assets

The Target Assets consist of two Northern PADD II refineries and associated wholesale marketing and logistics assets. The Target Assets are high quality, strategically located northern tier assets that serve growing local demand in nearby states and represent 30% of the refining capacity in Northern PADD II. The proximity of the Target Assets to Bakken production supports advantaged access to locally sourced crude oil via the Minnesota Pipe Line and High Plains Pipeline System, and their significant connectivity to local logistics infrastructure provides access to high demand markets via the Magellan and Sunoco (NuStar) North Products System pipelines. The Target Assets also include a diversified marketing platform across up to 590 branded locations as of May 31, 2026, rack sales capabilities and a wholesale marketing platform. As a result of the Acquisition, we will be the fourth largest PADD II refiner.

St. Paul Park Refinery

The St. Paul Park Refinery, strategically located on approximately 170 acres along the Mississippi River in St. Paul Park, Minnesota, has crude oil throughput capacity of 105,000 barrels per calendar day (“bpcd”) and a Nelson Complexity Index of approximately 8.3, and produces gasoline, distillates, asphalt, propane, heavy fuel oil, natural gas liquids and petrochemicals. The St. Paul Park Refinery is one of two refineries located in Minnesota, serving one of the largest demand centers in the region, and the majority of its production is sold through its local truck rack. Crude oil is supplied to the St. Paul Park Refinery from North Dakota and Canada through the Minnesota Pipe Line, in which we will acquire a 17% interest, and the St. Paul Park Refinery’s Mississippi River access offers an economic gateway for asphalt and feedstocks. From 2023 through 2025, the St. Paul Park Refinery had an average crude utilization of approximately 101% and an average margin capture of approximately 72%, calculated as gross margin per barrel divided by Group 3 3-2-1 crack spread. The Group 3 2-1-1 crack spread is calculated using two barrels of WTI crude oil producing one barrel of Group 3 sub-octane gasoline and one barrel of Group 3 ultra-low sulfur diesel.

Mandan Refinery

The Mandan Refinery, located in Mandan, North Dakota, is the only refinery in North Dakota and has crude oil throughput capacity of 72,000 bpcd and a Nelson Complexity Index of approximately 6.9. The refinery has direct access to gathered Bakken crude oil via the High Plains Pipeline System, serves key demand centers across North Dakota and Minnesota, has a refined product yield of 93% and is connected to the NuStar pipeline, with diversified product placement through truck, rail and pipeline infrastructure. From 2023 through 2025, the Mandan Refinery had an average crude utilization of approximately 93% and an average margin capture of approximately 83%, calculated as gross margin per barrel divided by Group 3 3-2-1 crack spread.

Marketing Platform. The acquired marketing platform delivers a diversified route-to-market for gasoline, Ultra Low Sulphur diesel (“ULSD”), jet fuel and asphalt (St. Paul Park Refinery only) through a mix of branded retail, unbranded wholesale and commercial distribution channels, supported by a network of up to 590 branded locations across key Mid-Continent markets as of May 31, 2026. The platform maintains longstanding relationships with strategic counterparties, with the top 10 customers contributing approximately 50% of light products sales volume. The Target Assets also include significant storage capacity, including 94 tanks at the St. Paul Park Refinery with 3.0 million barrels of capacity and 59 tanks at the Mandan Refinery with 3.0 million barrels of capacity.

(1) Mbpd and Customers per Class of Trade figures based on fiscal year 2025 actual results.

(2) Barrel-to-gallon conversion assumes 42 gallons per barrel; 6 Mbpd of jet fuel equates to approximately 252,000 gallons per day.

Strategic Rationale for the Acquisition

We expect that the Acquisition will create significant long-term value for our stockholders, supported by the following rationales:

Compelling acquisition opportunity in attractive market conditions. The Acquisition represents a unique opportunity to acquire high-quality well-maintained assets from an established operator in compelling markets. The Target Assets are geographically advantaged assets in strong markets with supportive supply and demand fundamentals, and we believe the acquisition cost is supported by the historical earnings profile of the Target Assets. We believe the substantial cash flow generated by the Target Assets in the current market environment may provide the optionality to begin to de-lever the business in the near term.

Transformative increase in scale and scope in key PADD II market. The Acquisition is expected to materially expand our total refining capacity, nearly doubling our crude oil processing capacity from approximately 207 mbpd to approximately 384 mbpd and to establish a footprint across the established Upper Midwest and Northern Great Plains fuel markets, broadening our exposure to additional regional transportation fuel demand.

Source: Respective companies’ public filings.

1. Represents crude oil throughput capacity as of latest annual company filing, unless otherwise indicated in footnote (3). Total refinery capacity reflects decrease in capacity from closures of Los Angeles and Benicia by Phillips 66 and Valero, respectively. Phillips 66 capacity includes full ownership of Borger and Wood River refineries.

2. Represents Pro Forma MPC refining capacity, excluding St. Paul Park and Mandan.

3. Represents total throughput capacity as of latest annual company filing. Company does not disclose crude capacity by region.

Expansive, synergistic marketing system. The Target Assets include an established wholesale marketing business, which we expect will increase margin optimization opportunities and provide a platform for potential expansion into our existing footprint. The Target Assets provide diversified product distribution for gasoline, ULSD and jet fuel, as well as asphalt from the St. Paul Park Refinery, via a mix of local market rack sales and wholesale distribution channels, including up to 590 branded locations across key Mid-Continent markets, as of May 31, 2026, and benefit from longstanding customer relationships with strategic counterparties. In addition, the high blending capacity of the Target Assets reduces exposure to volatile RIN compliance costs.

High-quality, well-maintained assets. The Target Assets are complex refineries, with an average Nelson Complexity Index of approximately 7.7, that provide significant operating flexibility and enhanced margin optimization opportunities, including the ability to access and process cost advantaged feedstocks. The Target Assets are well maintained, with a consistent focus on safe and reliable operations. MPC has a long, successful track record of operating the Target Assets, achieving an average utilization rate of approximately 98% from 2023 through 2025, and has maintained the Target Assets through a rigorous maintenance capital and turnaround program averaging approximately $120 million per year over the same period.

More durable and diversified earnings profile. We expect that our larger, more diversified asset base will support consistent free cash flow generation through the cycle and reduce the inherent volatility of our existing, smaller refining system, and that stronger free cash flow generation will bolster our overall returns. We also expect the Acquisition to support more sustainable capital return opportunities and increase our balance sheet flexibility and resilience, and we believe there is potential for approximately $70 million of estimated future annual run-rate synergies by fiscal year 2028.

Improved strategic positioning relative to key peers. We believe our larger, more diversified platform will provide greater strategic reach and capabilities and improve our competitive positioning, both for future growth and margin improvement opportunities and across the broader PADD II market.

The Transactions

The Purchase Agreement

On November 2, 2026, we entered into an equity and asset purchase agreement (the “Purchase Agreement”) with Marathon Petroleum Company LP, Tesoro Refining & Marketing Company LLC, Tesoro Logistics Operations LLC, Western Refining Southwest LLC, Western Refining Terminals, LLC and Marathon Petroleum Supply and Trading LLC (collectively, the “Sellers”), each a subsidiary or affiliate of MPC, pursuant to which we agreed to acquire the Target Assets through the acquisition of (i) 100% of the issued and outstanding membership interests of St. Paul Park Refining Co. LLC, (ii) 1,700 common units, representing 17% of the issued and outstanding common interests of Minnesota Pipe Line Company, LLC, (iii) 1,700 shares of common stock, par value $0.01 per share, representing 17% of the issued and outstanding shares of MPL Investments, Inc. and (iv) certain other purchased assets of the Sellers (collectively, the “Target Assets”), and to assume certain liabilities related to the Target Assets, other than specified liabilities that will be retained by the Sellers, for aggregate cash consideration of approximately $4,200 million, subject to customary closing adjustments, including net working capital adjustments (the “Acquisition”).

The closing of the Acquisition remains subject to the satisfaction or waiver of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of certain other regulatory approvals. Either we or the Sellers may terminate the Purchase Agreement under certain circumstances specified therein, subject to the payment of a termination fee in certain cases. See “The Transactions—The Purchase Agreement” for more details.

We expect to close the Acquisition by the end of 2026, subject to the satisfaction or waiver of the applicable closing conditions. The closing of this offering is expected to occur prior to the closing of the Acquisition (the date of such closing, the “Acquisition Closing Date”). The closing of this offering is not conditioned upon the closing of the Acquisition or the other Financing Transactions. We may not complete the Acquisition or the Financing Transactions on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Financing Transactions other than the offering of our common stock contemplated hereby.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on November 3, 2026, which is incorporated by reference into this prospectus supplement. The Purchase Agreement has been incorporated by reference herein solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about the Target Assets. The representations, warranties and covenants contained in the Purchase Agreement are made only for the purposes of the Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Purchase Agreement. As to factual matters concerning the Target Assets, you should not rely upon the representations and warranties in the Purchase Agreement. For additional information, see “The Transactions—The Purchase Agreement.”

Commercial Partner Equity Investment

On November 2, 2026, in connection with the execution of the Purchase Agreement, we entered into a subscription agreement (the “Commercial Subscription Agreement”) with Trafigura US Holdings, Inc. (together with its affiliate, Trafigura Trading LLC, the “Commercial Partner”), pursuant to which the Commercial Partner agreed to purchase approximately 14,989,695 shares of our Series A-1 non-voting convertible preferred stock (the “Commercial Preferred Stock” and, together with any additional shares of preferred or common stock issued as delay compensation, collectively, the “Commercial Partner Shares”) at a base price of $53.37 per share (the

“Investment Price”), for an aggregate purchase price of $800,000,000 (the “Commercial Partner Equity Investment”). The Commercial Preferred Stock will be convertible at the holder’s election into shares of common stock, initially on a one-for-one basis upon expiration or termination of the applicable waiting period under the HSR Act. The Commercial Partner may not convert the Commercial Preferred Stock if such conversion would result in the Commercial Partner’s beneficial ownership of common stock exceeding 9.50% of the total outstanding common stock, which limitation may be waived at the election of the Commercial Partner upon no less than sixty-one (61) days’ notice. The Commercial Preferred Stock ranks pari passu with the common stock, has no right to receive dividends or distributions not payable to holders of common stock (other than for certain specified delays), and is otherwise substantially equivalent to the common stock, but does not have general voting rights. The Commercial Subscription Agreement also provides for certain pricing adjustments and the issuance of additional Commercial Partner Shares as compensation for specified delays in consummation of the Acquisition or receipt of HSR Act approval for conversion of the Commercial Preferred Stock, subject to applicable conditions.

In connection with the Commercial Partner Equity Investment, concurrently with execution of the Commercial Subscription Agreement, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Commercial Partner, pursuant to which the Commercial Partner is entitled upon the closing of the Commercial Partner Equity Investment to certain demand, piggyback and shelf registration rights with respect to the common stock included in, or issuable upon conversion of, the Commercial Partner Shares. Pursuant to the Investor Rights Agreement, the Commercial Partner is entitled to designate a board observer to our Board of Directors (the “Board”), which the Commercial Partner may convert at its election into the right to designate one nominee for election to our Board, for so long as the Commercial Partner retains at least 50% of its equity position acquired upon consummation of the Acquisition. Pursuant to the Investor Rights Agreement, the Commercial Partner is also entitled to certain information and preemptive rights, subject to certain conditions. The Commercial Partner’s investment will be subject to a lock-up period beginning on the date of the Commercial Subscription Agreement and ending 180 days after the Acquisition Closing Date, subject to certain specified exceptions and early release provisions. See “The Transactions—Commercial Partner Equity Investment.”

Commercial Agreements

On November 2, 2026, in connection with the execution of the Purchase Agreement and the Commercial Partner Equity Investment, certain of our subsidiaries entered into crude oil supply agreements (collectively, the “Supply Agreement”) with the Commercial Partner with respect to the Target Assets. Our subsidiaries and the Commercial Partner also entered into other commercial agreements relating to the Target Assets (collectively with the Supply Agreement, the “Commercial Agreements”). The Commercial Agreements will become effective upon the later of the Acquisition Closing Date and the satisfaction or waiver of applicable conditions, including funding of the Commercial Partner Equity Investment, and will expire on the tenth anniversary of that effective date, subject to an extension option exercisable by the Commercial Partner. See “The Transactions—Commercial Agreements.”

IEP Subscription Agreement

On November 2, 2026, we entered into a subscription agreement (the “IEP Subscription Agreement”) with American Entertainment Properties Corp. (“AEP”), a wholly-owned corporate subsidiary of Icahn Enterprises Holdings L.P., pursuant to which AEP committed, subject to the terms and conditions thereof, to purchase shares of our Series A-2 non-voting mandatory convertible preferred stock (the “IEP Preferred Stock”) for an aggregate purchase price of up to $500,000,000 at a price per share equal to the Investment Price (the “IEP Equity Investment”). The IEP Preferred Stock ranks pari passu with the common stock, has no right to receive dividends or distributions not payable to holders of common stock, and is otherwise substantially equivalent to the common stock, but does not have general voting rights. The IEP Preferred Stock will automatically convert into common stock on a one-for-one basis, subject to customary adjustments, promptly following expiration of the applicable waiting period under Rule 14c-2 under the Exchange Act relating to the approval by our stockholders, as required by the rules of the NYSE (which was received on November 2, 2026), of the conversion of the Series A-2 non-voting mandatory convertible preferred stock into shares of common stock and the issuance of common stock in connection with that conversion. The amount of the IEP Equity Investment will be automatically and permanently reduced, on a dollar-for-dollar basis, by the aggregate gross cash proceeds received (including receipt in escrow) by the Company from public offerings of its common stock consummated after the date of the IEP Subscription Agreement and before the funding of the IEP Equity Investment, including this offering. We have also agreed to pay AEP a non-refundable commitment fee equal to 1.00% of the aggregate commitment under the IEP Subscription Agreement, which is payable upon execution of the IEP Subscription Agreement, and to reimburse AEP’s transaction expenses. See “The Transactions—IEP Subscription Agreement.”

IEP Stockholders and Registration Rights Agreement

In connection with the execution of the IEP Subscription Agreement, on November 2, 2026, we entered into a Stockholders and Registration Rights Agreement (the “IEP Stockholders Agreement”) with Icahn Enterprises Holdings L.P. (“IEP”). Pursuant to the IEP Stockholders Agreement, IEP is entitled to designate six directors to serve on our Board subject to certain reductions based on adjusted ownership thresholds, with protections against dilution based upon additional share issuances and adjustments for changes in Board size.

Pursuant to the IEP Stockholders Agreement, we will grant IEP and its affiliates certain demand, piggyback and shelf registration rights with respect to the common stock owned by IEP and its affiliates, subject to certain customary thresholds and conditions. IEP and its affiliates will also be entitled to information and preemptive rights for so long as they collectively retain at least 5% of our outstanding common stock, with certain protections against dilution based upon additional share issuances. See “The Transactions—IEP Stockholders and Registration Rights Agreement.”

Debt Financing Transactions

Debt Commitment Letter

In connection with the execution of the Purchase Agreement, Barclays Bank PLC and certain other financial institutions (collectively, the “Commitment Parties”) delivered a debt commitment letter (the “Debt Commitment Letter”) to the Company, pursuant to which, among other things, the Commitment Parties committed to provide (i) to the extent the aggregate net cash proceeds of the Permanent Financing (as defined below) are less than $2,500 million, a senior secured 364-day bridge loan facility in an aggregate principal amount of up to $2,500 million (the “Bridge Facility”), (ii) their consent to an amendment (the “ABL Amendment”) to our existing asset-based revolving credit facility (the “Existing ABL Facility” or the “CVR Energy ABL”) in connection with the Acquisition and an additional $550 million of incremental commitments (the “Incremental Existing ABL Facility Commitments”) under the Existing ABL Facility to be established upon the effectiveness of the ABL Amendment, thereby bringing the total commitments under the Existing ABL Facility to $1.1 billion (with such upsize effective upon the closing of the Acquisition), and (iii) to the extent the ABL Amendment cannot be achieved, commitments under a new senior secured asset-based revolving credit facility (the “New ABL Facility”) with aggregate commitments of $1,100 million, which will refinance the Existing ABL Facility in full, in each case to be used in connection with the Acquisition.

The availability of the Incremental Existing ABL Facility Commitments or the New ABL Facility, as applicable, and the Bridge Facility pursuant to the Debt Commitment Letter is subject to the satisfaction of certain customary conditions to closing set forth therein.

The commitments under the Debt Commitment Letter in respect of the New ABL Facility are available solely if the ABL Amendment is not effected on or prior to the closing date of the Acquisition and will be automatically and permanently reduced to zero upon the effectiveness of the ABL Amendment (including the Incremental Existing ABL Facility Commitments). If entered into, the New ABL Facility will refinance the Existing ABL Facility in full.

The commitments under the Bridge Facility will be automatically and permanently reduced, on a dollar-for-dollar basis, by the net cash proceeds received by us or certain of our subsidiaries from (i) the issuance of equity or equity-linked securities (including any net cash proceeds that we receive from this offering in excess of the threshold specified below), (ii) the incurrence of term loans and (iii) the issuance of notes or other debt securities, in each case subject to certain exceptions. These exceptions include, among others, certain borrowings under the Existing ABL Facility, the IEP Equity Investment, the Commercial Partner Equity Investment and up to $750 million of net cash proceeds from certain equity offerings, including this offering.

We do not currently intend to fund the Bridge Facility and instead currently intend to partially fund the Acquisition through the incurrence of senior secured indebtedness (the “Permanent Financing”) in lieu of borrowings under the Bridge Facility. To the extent any net cash proceeds described in clauses (i), (ii) or (iii) above in excess of $750 million are received after the Bridge Facility is funded upon the closing of the Acquisition, subject to the exceptions described above, they will instead be applied to prepay outstanding loans under the Bridge Facility, subject to certain exceptions.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Permanent Financing. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made. We may be required to borrow under the Bridge Facility if we do not generate sufficient net proceeds from this offering and any Permanent Financing to fund the Acquisition, the 2028 Notes Redemption and related fees and expenses. For additional information regarding the Debt Commitment Letter, see “The Transactions— Debt Financing Transactions— Debt Commitment Letter” and “Risk Factors—Risks Related to the Acquisition—The terms and conditions of the Permanent Financing have not been finalized, and we may be required to borrow under the Bridge Facility.”

Supplemental Indenture

On or before the Acquisition Closing Date, we expect to enter into a supplement (the “Supplemental Indenture”) to the indenture, dated as of February 12, 2026, pursuant to which we issued our 7.500% Senior Notes due 2031 and our 7.875% Senior Notes due 2034 (collectively, the “Existing Senior Notes”). The Supplemental Indenture will provide for the Existing Senior Notes to become secured on an equal and ratable basis with the Bridge Facility and/or any secured Permanent Financing. As of September 30, 2026, we had $1.0 billion aggregate principal amount of Existing Senior Notes outstanding, all of which were unsecured. See “The Transactions—Debt Financing Transactions—Supplemental Indenture.”

2028 Notes Redemption

As of September 30, 2026, we had $183 million aggregate principal amount of our 5.750% Senior Notes due February 2028 (the “2028 Notes”) outstanding. We intend to redeem all of the outstanding 2028 Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (the “2028 Notes Redemption”). We intend to fund the 2028 Notes Redemption with a portion of the net proceeds of the Financing Transactions and cash on hand, as set forth under “Summary—The Transactions—Illustrative Sources and Uses” and “Use of Proceeds.” The statements of intent in this prospectus supplement with respect to the 2028 Notes Redemption do not constitute a notice of redemption under the indenture governing the 2028 Notes, nor an offer to purchase the 2028 Notes. We have no obligation to undertake the 2028 Notes Redemption, and we cannot assure you that we will effect the 2028 Notes Redemption on the terms described in this prospectus supplement or at all. See “Capitalization.”

The ABL Amendment (including the Incremental Existing ABL Facility Commitments) (or, if applicable, the entry into the New ABL Facility), the Bridge Facility and/or the Permanent Financing, the Commercial Partner Equity Investment, the offering of our common stock contemplated hereby, the Supplemental Indenture, the 2028 Notes Redemption and our use of cash on hand to fund a portion of the consideration for the Acquisition, are collectively referred to herein as the “Financing Transactions,” and the Acquisition, together with the Commercial Agreements and the Financing Transactions, are collectively referred to herein as the “Transactions.” Unless otherwise noted, the information in this prospectus supplement assumes the closing of the Transactions.

Illustrative Sources and Uses

We intend to use the net proceeds that we receive from this offering, together with cash on hand and the proceeds from the other Financing Transactions, to fund the Acquisition, effect the 2028 Notes Redemption and pay related fees and expenses.

The closing of this offering is not contingent on the closing of the Acquisition or the other Financing Transactions. The shares offered hereby will remain outstanding whether or not the Acquisition is completed. If we do not close the Acquisition, we expect to use the net proceeds that we receive from this offering for general corporate purposes.

The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions. Actual amounts may vary from estimated amounts depending on several factors, including, among other things, the impact of market conditions on the make-up and issue price (or original issue discount) of the Permanent Financing, whether we are successful in achieving the ABL Amendment and differences from our estimate of fees, expenses and other costs related to the Transactions. You should read the following together with the information included under the headings “Use of Proceeds” and “Capitalization” included elsewhere in this prospectus supplement.

Sources	Amount (in millions)	Uses	Amount (in millions)
Bridge Facility(1)	$2,500	Acquisition of Target Assets(5)	$4,200
Commercial Partner Equity Investment(2)	$800	2028 Notes Redemption(6)	$185
This offering of common stock(3)	$500	Other (including fees and expenses)(7)	$165
Cash on hand at CVR	$500
CVR Energy ABL(4)	$250

Total Sources	$4,550	Total Uses	$4,550

(1)

We do not currently intend to fund the Bridge Facility to finance the Transactions. Instead, subject to market conditions, we intend to consummate one or more tranches of the Permanent Financing. See “The Transactions—Debt Financing Transactions—Debt Commitment Letter.”

(2)

In connection with the Commercial Partner Equity Investment, the Commercial Partner is also expected to purchase certain inventory relating to the Target Assets. See “The Transactions—Commercial Agreements.”

(3)

This offering is not contingent on the closing of the Acquisition or the other Financing Transactions, and the Acquisition is not conditioned on the closing of this offering, which is expected to occur prior to the closing of the Acquisition.

(4)

Reflects the anticipated drawing under the Existing ABL Facility on the Acquisition Closing Date. In the event that we are unable to secure the required consents from the existing lenders under the Existing ABL Facility, we intend to enter the New ABL Facility with aggregate commitments of $1,100 million, which will refinance the Existing ABL Facility in full.

(5)

Acquisition value reflects agreed consideration excluding $800 million of incremental consideration attributable to net working capital, and is subject to customary closing adjustments, including working capital, at closing.

(6)	Amount includes accrued and unpaid interest
(7)

Includes fees and expenses in connection with this offering, the Permanent Financing, the Commercial Partner Equity Investment and the Acquisition, as well as amounts expected to be used to repay certain existing indebtedness relating to the Target Assets in connection with the closing of the Acquisition.

Corporate Information

Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Our telephone number is (281) 207-3200. Our website is www.cvrenergy.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	CVR Energy, Inc.

Common Stock Offered by us	$500,000,000 of shares.

Common Stock Offered by the Selling Stockholder	$250,000,000 of shares (or $362,500,000 of shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in full)

Common Stock to be Outstanding Immediately Following this Offering	109,471,944 shares, based on an assumed public offering price of $55.92 per share, which was the last reported sale price of our common stock on the NYSE on November 2, 2026

Option to Purchase Additional Shares Offered to the Underwriters	The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to an additional $112,500,000 of shares of our common stock from the selling stockholder. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds that we receive from this offering, together with cash on hand and the net proceeds from the other Financing Transactions, to fund the Acquisition, effect the 2028 Notes Redemption and pay related fees and expenses. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder. See “Use of Proceeds” and “Summary—The Transactions—Illustrative Sources and Uses.”

The closing of this offering is not contingent on the closing of the Acquisition or the other Financing Transactions. The Acquisition, if completed, is expected to occur after the closing of this offering. The shares offered hereby will remain outstanding whether or not the Acquisition is completed. If we do not close the Acquisition, we expect to use the net proceeds that we receive from this offering for general corporate purposes.

Controlled Company	Upon completion of this offering, IEP and its controlled affiliates will beneficially own approximately % of our outstanding

common stock (or approximately    % if the underwriters exercise in full their option to purchase additional shares from the selling stockholder). As a result, we will continue to be a “controlled company” within the meaning of the NYSE corporate governance standards and will continue to rely on exemptions from certain corporate governance requirements. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. See “Selling Stockholder” and “Risk Factors” in the Form 10-K, which is incorporated by reference herein.

Listing	Our common stock is listed on the NYSE under the symbol “CVI.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-21 of this prospectus supplement, as well as on page 3 of the accompanying prospectus and in the documents incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The number of shares of our common stock outstanding after this offering is based on 100,530,599 shares outstanding as of October 30, 2026, and does not include: (i) 7,703,942 shares of our common stock reserved for future issuance under our Third Amended and Restated CVR Energy, Inc. 2007 Long Term Incentive Plan (the “CVI LTIP”); (ii) shares of our common stock that may be issued upon settlement of outstanding equity awards under the CVI LTIP, including the performance share units granted on June 22, 2026, subject to the terms of the applicable awards and any applicable cash-settlement elections, in each case as of September 30, 2026; (iii) 14,989,695 shares of our common stock issuable upon conversion of the Series A-1 non-voting convertible preferred stock expected to be issued in the Commercial Partner Equity Investment; and (iv) any shares of our common stock issuable upon conversion of the Series A-2 non-voting mandatory convertible preferred stock that may be issued in the IEP Equity Investment, which commitment will terminate upon the closing of an offering of common stock generating gross proceeds to us of at least $500 million, which we expect to achieve in connection with this offering.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CVR ENERGY

The summary historical consolidated financial data of CVR Energy set forth below as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Form 10-K.

The summary historical condensed consolidated financial data set forth below as of September 30, 2026 and for each of the nine-month periods ended September 30, 2026 and 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, our unaudited condensed consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Q3 Form 10-Q. Results for interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024	2023
Statement of operations data:
Net sales	$8,000	$5,352	$7,162	$7,610	$9,247
Cost of sales	7,203	4,949	6,816	7,405	7,974
Operating income	657	277	182	58	1,123
Income before income taxes	571	203	80	19	1,085
Net income	449	206	90	45	878
Net income attributable to CVR Energy stockholders	375	137	27	7	769

Statement of cash flows data:
Net cash provided by operating activities	$1,026	$144	$144	$404	$948
Net cash used in investing activities	(147)	(309)	(362)	(121)	(239)
Net cash used in financing activities	(112)	(152)	(258)	(482)	(40)

	As of September 30,	As of December 31,
(in millions)	2026	2025	2024
Balance sheet data:
Total assets	$4,780	$3,706	$4,263
Current portion of long-term debt and finance lease obligations	12	14	12
Long-term debt and finance lease obligations, net of current portion	1,769	1,751	1,907
Total equity	1,257	898	888

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024	2023
Non-GAAP financial measures:
EBITDA(1)	$913	$540	$591	$394	$1,435
Adjusted EBITDA(1)	$828	$302	$393	$317	$1,164

(1) The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented. See “Use of Non-GAAP Financial Information.”

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024	2023
Net income	$449	$206	$90	$45	$878
Interest expense, net	105	79	108	77	52
Income tax expense (benefit)	122	(3)	(10)	(26)	207
Depreciation and amortization	237	258	403	298	298

EBITDA	$913	$540	$591	$394	$1,435
Adjustments:
Changes in RFS obligation, favorable(1)	(190)	(271)	(262)	(89)	(284)
Unrealized loss (gain) on derivatives, net	278	6	(4)	22	(32)
Inventory valuation impacts, (favorable) unfavorable(2)	(173)	27	66	14	45
Gain on sale of equity method investment.	—	—	—	(24)	—
Other non-cash adjustments	—	—	2	—	—

Adjusted EBITDA	$828	$302	$393	$317	$1,164

(1) Changes in the RFS liability include adjustments to reflect the EPA’s small refinery exemption decisions in August 2026 and August 2025 in the amounts of $253 million and $488 million for the nine months ended September 30, 2026 and 2025, respectively, as well as the revaluation of the renewable volume obligation. The adjustment for the year ended December 31, 2025 also includes $488 million relating to the August 2025 decision. See Note 12, “Commitments and Contingencies,” to the condensed consolidated financial statements included in the Q3 Form 10-Q and Note 14, “Commitments and Contingencies,” to the consolidated financial statements included in the Form 10-K incorporated by reference into this prospectus supplement.

(2) The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out. Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

SUMMARY HISTORICAL CONDENSED COMBINED FINANCIAL

INFORMATION OF THE TARGET ASSETS

The summary historical combined financial data of the Target Assets set forth below as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, the audited combined financial statements of the Target Assets and notes related thereto included in the Form 8-K filed by the Company on November 3, 2026 and incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Assets” included in this prospectus supplement.

The summary historical condensed combined financial data of the Target Assets set forth below as of September 30, 2026 and for each of the nine-month periods ended September 30, 2026 and 2025 are derived from and qualified in their entirety by, and should be read in conjunction with, the unaudited condensed combined financial statements of the Target Assets and notes related thereto included in the Form 8-K filed by the Company on November 3, 2026 and incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Assets” included in this prospectus supplement.

Results for interim periods are not necessarily indicative of the results expected for a full year or for future periods. In addition, the summary historical data presented below constitutes historical financial data of the Target Assets before giving effect to the Acquisition. The Target Assets’ historical financial information may not be indicative of the future performance of the Target Assets or the combined company following the closing of the Acquisition.

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024
Statement of operations data:
Sales and other operating revenues	$7,308	$ 5,649	$7,476	$7,496
Related party revenues	286	189	246	268
Income from equity method investment	5	6	7	6
Related party other income	5	5	6	6
Other income	1	1	3	3
Total revenue and other income	7,605	5,850	7,738	7,779
Costs of revenues	2,874	2,041	2,917	3,201
Related party cost of revenues	3,559	3,220	4,133	4,326
Depreciation and amortization	69	89	111	117
Selling, general and administrative expenses	149	124	167	152
Other taxes	11	15	20	18
Total costs and expenses	6,662	5,489	7,348	7,814
Income before income taxes	943	361	390	(35)
Provision for income taxes	246	94	101	(8)

Net income (loss)	$697	$267	$289	$(27)

Statement of cash flows data:
Net cash provided by operating activities	$644	$338	$399	$54
Net cash used in investing activities	(38)	(42)	(66)	(56)
Net cash (used in) provided by financing activities	(606)	(296)	(333)	2

		As of December 31,
(in millions)	As of September 30, 2026	2025	2024
Balance sheet data:
Total assets	$1,937	$1,569	$1,653
Total current liabilities	566	354	416
Total liabilities	693	430	477
Net parent investment	1,244	1,139	1,176
Total liabilities and equity	1,937	1,569	1,653

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024
Non-GAAP financial measure:
EBITDA(1)	$1,012	$450	$501	$82

(1) The following table reconciles net income to EBITDA for the periods presented. See “Use of Non-GAAP Financial Information.”

	Nine months ended September 30,		Years ended December 31,
(in millions)	2026	2025	2025	2024
Net income (loss)(1)	$697	$267	$289	$(27)
Provision for income taxes(2)	246	94	101	(8)
Depreciation and amortization	69	89	111	117

EBITDA	$1,012	$450	$501	$82

(1) Net income (loss) has not been increased for the additional $71 million, $3 million and $4 million that reduced Net income (loss) during the 9-month periods ending September 30, 2026 and 2025, and the year ended December 31, 2025, respectively, that is adjusted in the pro forma financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Information” in accordance with the accounting policy adjustment made to conform the Target Assets’ accounting for turnaround costs to CVR Energy’s policy of capitalizing such costs.

(2) Provision for income taxes add-back does not include an additional $23 million, $1 million and $1 million that reduced Net income (loss) during the 9-month periods ending September 30, 2026 and 2025, and the year ended December 31, 2025, respectively, that is adjusted in the pro forma financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Information” in accordance with the accounting policy adjustment made to conform the Target Assets’ accounting for turnaround costs to CVR Energy’s policy of capitalizing such costs.

SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma condensed combined financial information as of September 30, 2026 and for the year ended December 31, 2025 and for the nine months ended September 30, 2026 and 2025 gives effect to the Transactions as if they had occurred on September 30, 2026 for purposes of the balance sheet and January 1, 2025 for purposes of the statements of operations. The unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined financial statements included herein.

The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual condensed combined results of operations would have been had the Transactions been completed on the dates indicated or what such results would be for future periods. The summary pro forma condensed combined financial information presented below should be read in conjunction with other information included or incorporated by reference herein, including the information included under the headings “The Transactions,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Assets,” the audited consolidated financial statements and the unaudited condensed consolidated financial statements and related notes thereto of CVR Energy and the historical combined financial statements and related notes thereto of the Target Assets included or incorporated by reference in this prospectus supplement.

	Nine months ended September 30,		Year ended December 31,
(in millions, except per share data)	2026	2025	2025
Statement of operations data:
Net sales	$15,541	$11,138	$14,815
Cost of sales	13,647	10,310	14,000
Operating income	1,594	543	444
Income before income taxes	1,363	333	160
Net income	1,032	298	146
Net income attributable to CVR Energy stockholders	958	229	83
Net income per common share—basic and diluted	7.73	1.85	0.67

(in millions)	As of September 30, 2026
Balance sheet data:
Total assets	$8,647
Long-term debt and finance lease obligations, net of current portion	4,261
Total equity	2,505

The following table reconciles pro forma net income to Pro Forma Adjusted EBITDA. For additional information regarding the pro forma adjustments, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” See “Use of Non-GAAP Financial Information.”

(in millions)	Nine months ended September 30,		Year ended December 31,
	2026	2025	2025
	Pro Forma	Pro Forma	Pro Forma
Net Income	$1,032	$298	146
Interest expense, net	261	227	306
Income tax expense	331	35	14
Depreciation and amortization	396	417	615
EBITDA	$2,020	$977	1,081
Changes in RFS obligation, favorable(1)	(312)	(385)	(376)
Unrealized loss (gain) derivatives	278	6	(4)
Inventory valuation impact(2)	(430)	28	120
Other adjustments	—	—	2

Adjusted EBITDA	$1,556	$626	$823

(1) Changes in the RFS liability include adjustments to reflect the August 2026 and August 2025 small refinery decisions in the amounts of $375 million for the nine months ended September 30, 2026 and $602 million for the nine months ended September 30, 2025 and year ended December 31, 2025, as well as the revaluation of the renewable volume obligation for historical CVR refineries.

(2) The basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, when evaluating us and our business and before you purchase any of our common stock. In addition to the risks described below, you should carefully consider the risk factors set forth under “Risk Factors” in the Form 10-K and the Q3 Form 10-Q, in each case incorporated by reference into this prospectus supplement. Any of the following risks could materially adversely affect our business, financial condition or results of operations. We believe that the following information identifies the material risks and uncertainties affecting us and our common stock, but it is possible that other risks and uncertainties might significantly impact us and the value of our common stock. Please also see “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Acquisition

The Acquisition is subject to a number of conditions, including regulatory approvals, some of which may be outside either party’s control, and the failure to satisfy or obtain any of them could delay the Acquisition or cause the Purchase Agreement to be terminated in accordance with its terms.

The closing of the Acquisition remains subject to the satisfaction or waiver of certain closing conditions, including expiration or termination of the waiting period under the HSR Act and any related agreement with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). In connection with the Acquisition, we and MPC have each filed the required notification and report forms under the HSR Act with the Antitrust Division and the U.S. Federal Trade Commission.

Under the terms of the Purchase Agreement, the Acquisition is required to close no later than 270 days after the execution of the Purchase Agreement (subject to extension to up to 360 days in specified circumstances), subject to the satisfaction or waiver of certain closing conditions. Any delay in closing or a failure to close could have a negative impact on our business and the trading price of our common stock.

Even after the expiration or termination of the HSR Act waiting period, the Antitrust Division or any state regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Acquisition or requiring us or MPC to agree to other remedies or requirements. We cannot be certain that we or MPC will prevail in the face of legal challenges to the Acquisition. Failure to prevail in any legal challenge to the Acquisition may result in the delay or abandonment of the Acquisition.

These conditions to the completion of the Acquisition, some of which are beyond our control and/or the control of MPC, may not be satisfied or waived in a timely manner or at all. Accordingly, the Acquisition may be delayed or not completed.

As a condition to granting required regulatory approvals, governmental entities may impose conditions, limitations, obligations or costs or place restrictions on our conduct after the Acquisition Closing Date. Such conditions or changes and the process of obtaining regulatory approvals could, among other things, have the effect of delaying completion of the Acquisition or of imposing additional costs or limitations on us following the closing of the Acquisition, any of which may have an adverse effect on us.

Additionally, either we or the Sellers may terminate the Purchase Agreement under certain circumstances specified therein, subject to the payment of a “termination fee” in certain cases. See “The Transactions—The Purchase Agreement.” If we are required to pay a termination fee, our liquidity and financial condition could be adversely affected.

We intend to use the net proceeds that we receive from this offering, together with cash on hand and net proceeds from the other Financing Transactions, to fund the aggregate consideration necessary to complete the Acquisition, but this offering is not conditioned upon the closing of the Acquisition, and we will have broad discretion to determine alternative uses of proceeds.

As described under “Use of Proceeds,” we intend to use the net proceeds that we receive from this offering, together with cash on hand and the net proceeds from the other Financing Transactions, to fund the Acquisition, effect the 2028 Notes Redemption and pay related fees and expenses. However, this offering is not conditioned upon the closing of the Acquisition. If the Acquisition does not close, we will have broad discretion in the application of the net proceeds we receive from this offering, including using them for general corporate purposes, and holders of our common stock will not have the opportunity, as part of their investment decision, to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. See “Use of Proceeds” and “Summary—The Transactions—Illustrative Sources and Uses.”

The Acquisition may not be completed within the expected timeframe or at all, and the failure to complete the Acquisition may negatively affect the trading price of our common stock and our financial results.

The Acquisition is subject to risks and uncertainties, including (i) the risk that the Acquisition may not be completed, or may not be completed within the expected timeframe, including as a result of the possibility that a governmental entity may prohibit, delay or refuse an approval required to complete the Acquisition, and (ii) the risk that costs relating to the Acquisition (including in respect of the financing of the Acquisition) may be greater than expected. If the Acquisition is not completed or if there are significant delays in completing the Acquisition, any such failure or delay could negatively affect the trading price of our common stock, adversely affect our future business and financial results and result in our failure to realize anticipated synergies. Any failure to close the Acquisition could also result in a negative reaction from the financial markets, particularly if the current market prices reflect market assumptions that the Acquisition will close, which could cause the value of your investment in our common stock to decline.

Investors will not have any rights to require us to repurchase, redeem or repay any shares of common stock offered hereby if the Acquisition is not completed.

This offering is not contingent on completion of the Acquisition. Investors will not have any rights to require us to repurchase, redeem or repay any shares of common stock offered hereby if the Acquisition is not completed. Accordingly, even if the Acquisition is not completed, shares of our common stock sold in this offering will remain outstanding. Further, investors will not have any right to require us to repurchase, redeem or repay any shares of the common stock offered hereby, if, subsequent to the completion of this offering, we experience any changes in our business or financial condition or if the terms of the Acquisition or the financing thereof change.

The Purchase Agreement may be amended or modified without your consent.

Between the time of the issuance of the shares of common stock offered hereby and the closing of the Acquisition, the parties to the Purchase Agreement may agree to modify or waive the terms or conditions of the Purchase Agreement without the consent of holders of our common stock. Nothing will preclude the parties to the Purchase Agreement from making certain changes to the terms of the Acquisition or from waiving certain conditions to the Acquisition, which may adversely affect your investment in our common stock.

The Acquisition may present certain risks to our business and operations prior to the Acquisition Closing Date.

Our business and operations are subject to various risks related to the Acquisition prior to the Acquisition Closing Date, including:

•

uncertainty about the effect of the Acquisition on employees, customers, suppliers and other persons with whom we or MPC have a business relationship, which could have an adverse effect on our business, operations and stock price;

•	the Acquisition may disrupt our current business plans and operations;

•	our management’s attention may be directed toward the completion of the Acquisition and diverted away from our day-to-day business operations;

•

we may incur significantly higher transaction costs than we currently anticipate, such as legal, financing and accounting fees, and other costs, fees, expenses and charges related to the Acquisition, whether or not the transaction is completed; and

•	the Acquisition may not be completed, which may have an adverse effect on our stock price and future business and financial results.

We may fail to realize all of the anticipated benefits of the Acquisition, or those benefits may take longer to realize than expected.

We expect to devote significant management attention to closing the Acquisition and, if it closes, integrating the operations of the Target Assets with CVR Energy. In the event the Acquisition closes, we may experience disruptions to our business and, if the integration is ineffective, such disruptions could prevent us from realizing the full expected benefits of the Acquisition. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the Acquisition could cause an interruption or loss of momentum in our operations.

If the Acquisition successfully closes, difficulties in integrating the Target Assets into our business may include unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations and facilities; additional and unfamiliar legal and regulatory requirements in Minnesota and North Dakota, where we do not currently operate refineries, including the ability to obtain, retain or renew the environmental and other governmental permits, licenses or authorizations necessary for the operation of the Target Assets; and the need to invest further in operational, financial and management information systems. Compliance with these requirements may increase our costs and complicate the integration and operation of the Target Assets. Even if integration of the Target Assets is successful, the financial and operational results may differ materially from our assumptions and forecasts due to unforeseen expenses, delays, conditions and liabilities. In addition, we may incur unanticipated costs or expenses following the Acquisition, including post-closing asset impairment charges, and other liabilities. Under the Purchase Agreement, we will also assume certain liabilities relating to the Target Assets, and the costs of satisfying those liabilities may exceed our estimates.

Furthermore, the successful closing of the Acquisition and the subsequent integration of the Target Assets into our business may result in material unanticipated problems, expenses, charges, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management’s attention. Additional integration challenges may include difficulty in achieving anticipated growth prospects and other benefits from the Acquisition; the failure to maintain appropriate and consistent operating policies and internal controls across our business and the various geographic regions in which we operate, which could adversely affect our business and results of operations as a result of inconsistent operating, financial and legal practices; and involvement in labor, commercial or regulatory disputes or litigation relating to the acquired operations. Many of these factors will be outside of our control and any one of them could result in increased costs, including restructuring charges, decreases in revenues and diversion of management’s time and energy, which could adversely affect our business, financial condition and results of operations. Additionally, achieving the anticipated benefits, including synergies and cost savings, is subject to a number of uncertainties, including whether the business acquired can be operated in the manner we intend and whether our costs to fund the Acquisition will be consistent with our expectations. Our success in realizing these synergies and cost savings, and the timing of this realization, depends on many factors, many of which are outside our control. Even if we close the Acquisition successfully, this may not result in the full realization of the synergies and cost savings that we currently expect, either within the expected timeframe or at all. In addition, the costs to achieve these synergies and cost savings may be higher than we anticipate. If our synergies and cost savings are less than our estimates, cost more or take longer to implement than we project, or our assumptions prove to be inaccurate, our results could be lower than we anticipate, which could adversely affect the market price of our common stock.

Thus, the integration of the Target Assets may be unpredictable, subject to delays or changed circumstances, the acquired business may not perform in accordance with our expectations or our expectations with respect to integration, synergies or cost savings as a result of the Acquisition may not materialize. In addition, our anticipated costs to achieve the integration of the Target Assets may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration process could have an adverse effect on our business, financial condition and expected operating results.

Upon closing of the Acquisition, the Target Assets may underperform relative to our expectations.

Following completion of the Acquisition, we may not be able to maintain the levels of production, operating efficiency, revenue or earnings that the Target Assets or we have historically achieved. The business and financial performance of the Target Assets are subject to certain risks and uncertainties, including the risk of a material decline in production levels at the Target Assets, potential operating hazards, downtime and damage to the Target Assets from accidents, fires, severe weather, floods or other natural disasters or other unscheduled shutdowns, and exposure to the risks associated with volatile margins in the refining industry and with volatile crude oil, refined product and feedstock prices and associated market conditions.

Following the closing of the Acquisition, we may be unable to achieve the same growth, revenues and profitability that the Target Assets have achieved in the past.

We will incur a substantial amount of indebtedness in connection with the financing of the Acquisition.

We expect to partially fund the Acquisition by incurring additional third-party indebtedness, including the Permanent Financing and/or, to the extent necessary, borrowings under the Bridge Facility, as well as borrowings under the CVR Energy ABL (or, if applicable, the New ABL Facility). See “The Transactions—Debt Financing Transactions.” We face risks associated with increases in overall indebtedness. The combination of the Target Assets and CVR Energy may not be able to generate sufficient cash flow to service and repay this indebtedness, and we may not be able to refinance such indebtedness on favorable terms, or at all. If we are unable to service our indebtedness and fund our operations, we may be forced to, among other things, reduce or delay capital expenditures, seek additional capital, sell assets, or refinance our indebtedness. Any such action may not be successful, and we may be unable to service such indebtedness. Any of the above risks could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of our common stock.

The terms and conditions of the Permanent Financing have not been finalized, and we may be required to borrow under the Bridge Facility.

The terms and conditions of the Permanent Financing have not been finalized. Our ability to obtain the Permanent Financing is subject to market conditions, and the Permanent Financing may not be completed in the manner, on the terms or on the timetable described herein, or at all. Although we intend to obtain the Permanent Financing in lieu of borrowing under the Bridge Facility, we may be required to borrow under the Bridge Facility if we do not generate sufficient net proceeds from this offering and any Permanent Financing to fund the Acquisition, the 2028 Notes Redemption and related fees and expenses. Future changes in market conditions may result in less favorable terms for the Permanent Financing and any changes to the terms of the Permanent Financing may increase our interest expense and adversely affect our business. The terms of the Permanent Financing could also change in a way that increases our indebtedness or makes it easier to incur debt in the future. The final terms of the Permanent Financing will depend on market conditions at the time of the marketing process for the Permanent Financing, and such marketing process may be disrupted by market volatility. If our ability to raise funds through the capital markets is impacted for any reason, including, but not limited to, a deterioration in our financial results, poor economic conditions or market volatility, or poor market reception for the Acquisition or the other Financing Transactions, we may be unable to complete the Permanent Financing on acceptable terms, at favorable pricing, in a timely manner or at all. Additionally, the cost of the Permanent Financing could be more expensive than anticipated. If we are unable to obtain the Permanent Financing on acceptable terms, we may be required to borrow under the Bridge Facility, which has a 364-day maturity. See “The Transactions—Debt Financing Transactions.”

We expect to incur substantial expenses related to the Acquisition and to the integration of the Target Assets into our business, and the expenses may be greater than anticipated due to unexpected events.

We have incurred and expect to incur a number of significant non-recurring costs associated with the Acquisition and, upon closing of the Acquisition, the integration of the Target Assets into our business. These costs include legal, financial advisory, accounting, consulting and other advisory fees, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. In addition, we expect to incur integration costs following the closing of the Acquisition as we integrate the Target Assets’ operations with ours, including facilities and systems consolidation costs. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, compliance, treasury management, refinery and terminal operations, vendor management, risk management, lines of business and pricing.

While we have assumed that a certain level of costs will be incurred, there are many factors beyond our control that could affect the total amount or the timing of these expenses. Moreover, many of the expenses that we will incur are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale. These expenses may result in us recording increased expenses as a result of the Acquisition or the integration of the Target Assets into our business, and the amount and timing of such charges are uncertain at present and could exceed initial estimates.

The historical financial information of the Target Assets may not reflect the results they would have achieved on a standalone basis or their future results under our ownership.

The historical combined financial statements and other historical financial information of the Target Assets included in or incorporated by reference into this prospectus supplement have been derived from information furnished by MPC and are presented on a carve-out basis, reflecting the Target Assets as historically operated as part of MPC’s broader refining, marketing and logistics operations. Such information may not reflect the financial position, results of operations or cash flows that the Target Assets would have achieved had they operated on a standalone basis during the periods presented. Accordingly, the historical financial information of the Target Assets may not be indicative of their future financial performance or their contribution to our results of operations following the Acquisition.

Our future results may materially differ from the unaudited pro forma condensed combined financial information presented in this prospectus supplement.

Our future results following the closing of the Acquisition may be materially different from those shown in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this prospectus supplement, which shows only a combination of CVR Energy and the Target Assets’ historical results on a pro forma basis after giving effect to the Transactions, for several reasons. The unaudited pro forma condensed combined financial information presented in this prospectus supplement is for illustrative purposes only and is not intended to, and does not purport to, represent what CVR Energy’s actual results or financial condition would have been if the Acquisition had closed. In addition, the unaudited pro forma condensed combined financial information presented in this prospectus supplement is based, in part, on certain assumptions regarding the Acquisition and the other Transactions that CVR Energy believes are reasonable. These assumptions, however, are only preliminary and may not prove to be accurate over time.

The unaudited pro forma condensed combined financial information presented in this prospectus supplement reflects the impact of the Acquisition on CVR Energy’s and the Target Assets’ historical financial information using the acquisition method of accounting, as required under GAAP. Pursuant to the acquisition method, CVR Energy has been determined to be the acquirer for accounting purposes. As required under GAAP, CVR Energy will record the Target Assets’ tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of consideration transferred (i.e., purchase price) over the fair value of net assets acquired will be recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment.

The operating results of the Target Assets will be reported as part of CVR Energy on the Acquisition Closing Date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed. The completion of the valuation upon the closing of the Acquisition could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed combined financial information included in this prospectus supplement. Additionally, if the Acquisition occurs, CVR Energy anticipates incurring integration costs, as well as the cost of cost savings initiatives, which have not been reflected in the unaudited pro forma condensed combined financial information presented in this prospectus supplement.

The Acquisition and post-acquisition integration process may also give rise to unexpected liabilities and costs. Unexpected delays in closing the Acquisition or in connection with the post-acquisition integration process may significantly increase the related costs and expenses incurred by CVR Energy. If any of these circumstances were to occur, operating expenses for the combined business may be higher than expected, reducing operating income and the expected benefits of the Acquisition.

In addition, actual financing costs for the combined company may be higher and revenue may be lower than the corresponding amounts reflected in the unaudited pro forma condensed combined financial information. Higher financing costs would reduce the combined company’s profitability and may limit our ability to pursue cost-reduction and other initiatives. As a result, investors should not place any undue reliance on our unaudited pro forma financial information, and our actual results following the completion of the Transactions may differ from those that are anticipated.

Litigation relating to the Acquisition could result in an injunction preventing the completion of the Acquisition and/or substantial costs to us.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into significant acquisitions, mergers or other business combination agreements, like the Purchase Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our business, financial condition and results of operations.

Lawsuits that may be brought against us or our directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Purchase Agreement already implemented and to otherwise enjoin the parties from closing the Acquisition. One of the conditions to the completion of the Acquisition is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining or otherwise prohibiting the closing of the Acquisition. As such, if an injunction prohibiting the closing of the Acquisition is obtained, that injunction may prevent the Acquisition from closing or from closing within the expected timeframe or at all, which may adversely affect our business, financial condition and results of operations.

Risks Related to the Offering

IEP and the Commercial Partner will have registration rights and will be able to resell their shares (subject to the lock-up provisions described below), which could cause the market price of our common stock to decline.

Pursuant to the IEP Stockholders Agreement, IEP and its permitted holders have certain resale shelf, demand and piggyback registration rights with respect to the shares of our common stock they hold, including the right to request up to two underwritten shelf offerings, block trades or demand registrations in any rolling 12-month period, each with anticipated gross proceeds of at least $25 million. In particular, before the Acquisition closes, IEP and its affiliates may conduct an underwritten secondary offering (which would include a portion of this offering) of our common stock, on terms IEP sets, and we must take all actions reasonably necessary to facilitate it. The IEP Stockholders Agreement does not impose any standstill, lock-up or other general restriction on IEP’s sale of our common stock, and IEP’s registration rights continue after IEP ceases to hold a majority of our voting power. See “The Transactions—IEP Stockholders and Registration Rights Agreement.” Although IEP Energy Holding LLC, as the selling stockholder in this offering, will be subject to a lock-up period, the lock-up restriction will expire 30 days after the date of this prospectus supplement, and following that expiration, the selling stockholder will not be subject to any contractual restriction on selling the shares of our common stock that the selling stockholder holds.

In addition, pursuant to the Investor Rights Agreement, we will grant the Commercial Partner certain demand, “piggy-back” and shelf registration rights with respect to the common stock included in, or issuable upon conversion of, the Commercial Partner Shares, which will represent approximately 12.1% of our outstanding common stock after giving effect to the Transactions on an as-converted basis. We will be required to file a shelf registration statement registering the resale of the common stock included in, or issuable upon conversion of, the Commercial Partner Shares, or designate an existing effective registration statement covering such shares, no later than 30 days after the Acquisition Closing Date, and the Commercial Partner will have the right to request that we facilitate up to two underwritten offerings, block trades or demand registrations of such common stock in any twelve-month period, subject to a minimum size threshold of $50 million. The Commercial Partner Shares will be subject to a lock-up period ending 180 days following the Acquisition Closing Date, and upon the expiration of the lock-up period (or earlier, if the lock-up restrictions are waived or released, including upon specified sales of our common stock by IEP and its affiliates), the Commercial Partner will be able to resell all the common stock included in, or issued upon conversion of, the Commercial Partner Shares in the public market pursuant to the shelf registration statement. The expiration of the lock-up period could result in a significant number of shares becoming eligible for sale at the same time. The exercise of the Commercial Partner’s piggy-back rights could also reduce the number of shares we are able to sell in any future registered offering of our common stock, and we will bear certain expenses of, and indemnify the Commercial Partner in connection with, any such registration.

As of September 30, 2026, Icahn Enterprises L.P. and its affiliates, including Mr. Carl C. Icahn, owned approximately 71% of our outstanding common stock. Sales of a substantial number of shares of our common stock by IEP, its permitted holders or the Commercial Partner in the public market, or the perception that such sales could occur, could create a market overhang, depress the market price of our common stock and impair our ability to raise capital through future equity offerings. Because the Commercial Partner Shares may be acquired at an effective price per share of common stock below the public offering price in this offering, the Commercial Partner may be willing to sell shares of our common stock at prices that are below the price you pay in this offering. In addition, the issuance of the Commercial Partner Shares and any common stock issuable upon conversion thereof will further dilute the ownership interests of existing stockholders and purchasers in this offering. See “The Transactions—Commercial Partner Equity Investment.”

The Commercial Partner is a commercial counterparty whose interests may differ from those of our other stockholders.

We have entered into the Commercial Subscription Agreement with the Commercial Partner for the purchase of an aggregate of 14,989,695 shares of our Series A-1 non-voting convertible preferred stock for an aggregate purchase price of $800 million, the proceeds of which we intend to use to partially fund the Acquisition. The closing of the Commercial Partner Equity Investment is conditioned upon, and will occur concurrently with, the closing of the Acquisition and is subject to certain other customary closing conditions. Certain of these conditions are outside of our control, and the Commercial Subscription Agreement may be terminated under certain circumstances. If the Commercial Partner fails to fund its commitment, or if the Commercial Partner Equity Investment does not close or closes for a lower amount, we may be required to obtain replacement financing, including by incurring additional borrowings under the Bridge Facility or other indebtedness or equity financing, which may not be available on favorable terms or at all, and which could increase our leverage and interest expense. This offering is not conditioned upon the closing of the Commercial Partner Equity Investment.

In addition, the Commercial Partner and its affiliates will be our crude oil supplier and inventory intermediation provider and a purchaser of our refined products and certain initial inventories relating to the Target Assets, and following the closing of the Commercial Partner Equity Investment, the Commercial Partner will own approximately 12.1% of our outstanding common stock on an as-converted basis. The Commercial Partner’s interests as a commercial counterparty may conflict with the interests of our other stockholders, including in connection with the negotiation, renewal or enforcement of commercial arrangements with us, and the Commercial Partner may have the ability to influence matters submitted to a vote of our stockholders. The Commercial Partner Equity Investment is being made at a price of $53.37 per share of common stock on an as-converted basis, which may be lower than the public offering price in this offering. Any of the foregoing could adversely affect the market price of our common stock.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•

adverse economic conditions, trade policies, political conditions, outbreaks of war, disasters, or regulatory or other policy changes in states or countries where we have a concentration of our business;

•	fluctuations in our financial results, revenues and expenses;

•	quarterly and annual variations in our operating results;

•	changes in the market’s expectations about our operating results;

•	loss of revenues;

•	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•

the impact or perceived impact of developments relating to our acquisitions such as the Acquisition, including the possible perception by securities analysts or investors that such acquisitions divert management attention from our core operations;

•	delays in or failure to complete the Acquisition, or our inability to realize its anticipated benefits, including expected cost savings and synergies;

•	market volatility;

•	changes in the U.S.-based credit markets;

•	changes in current U.S. or global economic conditions, including an extended slowdown in the markets in which we operate;

•	a downgrade to our corporate credit rating, the credit ratings of our outstanding debt or other market speculation;

•	general conditions in the refining and nitrogen fertilizer industries, including fluctuations in crude oil, refined product and feedstock prices and refining margins;

•	our investments in geographic expansion and to increase our presence in existing markets;

•	our ability to successfully execute our growth strategy;

•	a cybersecurity attack or any other interruption in information technology and/or data security that may impact our operations or the operations of third parties that support us;

•	legal proceedings; and

•

sales of substantial amounts of shares of our common stock by our directors, executive officers or significant stockholders, including sales by IEP and the Commercial Partner pursuant to its registration rights, or the perception that such sales could occur.

In recent years, the stock market has experienced significant price and volume fluctuations. Such fluctuations, as well as general political conditions, current economic conditions, or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock. This volatility has frequently occurred without regard to the operating performance of the affected companies, and the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, which could materially reduce our share price.

Our stock price may be negatively affected by fluctuations in our financial results.

The market price of our common stock may be subject to fluctuations due not only to general economic and stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. Our operating results, revenues and expenses may also fluctuate for many other reasons, many of which are outside of our control, such as: competition; our ability to control expenses; loss of revenues; fluctuations in crude oil, refined product and feedstock prices and refining margins; the cost and availability of RINs; interest rate fluctuations; successful execution of our strategic growth plans; managerial execution; employee retention; inflation; litigation; acquisitions of other companies or assets, including the Acquisition; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

The issuance of a substantial number of shares of our common stock in connection with the Financing Transactions will dilute the ownership interests of our existing stockholders.

In connection with the financing of the Acquisition, we expect to issue a substantial number of shares of our common stock in this offering and, subject to the satisfaction of certain conditions, shares of our Series A-1 non-voting convertible preferred stock in the Commercial Partner Equity Investment, which will be convertible into shares of our common stock. In addition, if this offering and any other qualifying public offerings of our common stock prior to the Acquisition Closing Date generate aggregate gross proceeds to us of less than $500 million, we may issue shares of our Series A-2 non-voting mandatory convertible preferred stock in the IEP Equity Investment, which will automatically convert into shares of our common stock subject to applicable conversion conditions. The issuance of common stock in this offering and upon conversion of any such preferred stock will increase the number of shares of our common stock outstanding and reduce the percentage ownership and proportionate voting interests of our existing stockholders who do not acquire additional shares in these issuances. The extent of such dilution will depend on the number of shares issued and the prices at which such shares are issued. In addition, because this offering is not conditioned upon the closing of the Acquisition, existing stockholders will experience dilution from this offering even if the Acquisition does not close.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting—Lock-Up Agreements,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. The issuance of any additional shares of our common stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock, restricted stock units, performance stock, performance stock units, stock appreciation rights, options or warrants to purchase shares of our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock, restricted stock units, performance stock or performance stock units vest, our stockholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.

The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and the press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our Company, the share price of our common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Our common stock is equity and is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including the substantial indebtedness we expect to incur in connection with the Acquisition and including in a liquidation of the Company.

The underwriters may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

In connection with this offering we are subject to certain issuance and sale restrictions in respect of our common stock for a period of 60 days after the date of this prospectus supplement. Please see “Underwriting—Lock-Up Agreements” for a detailed description of these restrictions and certain exceptions to them.

In addition, all of our directors and executive officers have entered into lock-up agreements with respect to their shares of our common stock, pursuant to which they are subject to certain resale restrictions for a period of 60 days after the date of this prospectus supplement, and the selling stockholder and its certain affiliate have entered into a lock-up agreement with respect to its shares of our common stock, pursuant to which it is subject to certain resale restrictions for a period of 30 days after the date of this prospectus supplement. Barclays Capital Inc. and Jefferies LLC, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, the common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

THE TRANSACTIONS

The Purchase Agreement

On November 2, 2026, we entered into the Purchase Agreement with the Sellers, pursuant to which we agreed to acquire the Target Assets, and to assume certain liabilities related to the Target Assets, other than specified liabilities that will be retained by the Sellers, for aggregate cash consideration of approximately $4,200 million, subject to customary closing adjustments, including net working capital adjustments.

The closing of the Acquisition remains subject to the satisfaction or waiver of customary closing conditions, including (i) the expiration or termination of applicable waiting periods under the HSR Act, and other applicable antitrust laws, or the issuance of a consent order for public comment or pursuant to the Tunney Act; (ii) the absence of legal prohibitions and specified proceedings challenging the Acquisition; (iii) the accuracy of the parties’ representations and warranties, subject to applicable qualifications; (iv) material compliance with their covenants; and (v) the delivery by each party of the documents, instruments and ancillary agreements required to be delivered at closing. Our obligation to close is also subject to the absence of a Material Adverse Effect, as defined in the Purchase Agreement, that has occurred since the date of the Purchase Agreement and is continuing at closing, and to written approval of, or other non-objection to or authorization from, the North Dakota Department of Environmental Quality, for the transfer of Hazardous Waste Permit No. HW-002, which covers hazardous-waste storage, treatment and corrective action at the Mandan Refinery. The parties to the Purchase Agreement have agreed to use reasonable best efforts to obtain the required transfer authorization.

The Purchase Agreement permits termination in specified circumstances, including breaches of the agreement, failure to satisfy closing conditions and failure to close when required, subject to applicable qualifications. The initial outside date is 270 days after execution of the Purchase Agreement, subject to extension to as late as 360 days after execution of the Purchase Agreement in specified circumstances relating to antitrust approvals or casualty restoration.

We may be required to pay a reverse termination fee if the Sellers terminate the Purchase Agreement in specified circumstances involving our willful breach or our election not to close when, as of the applicable outside date, our closing conditions have been satisfied or waived, subject to specified exceptions for conditions to be satisfied at closing, and the Sellers have confirmed in writing that they are ready, willing and able to close. The fee is 6% of the aggregate base purchase price, or $252 million, for our willful breach or a qualifying failure to close because required financing is not obtained or funded, and 4%, or $168 million, for other specified failures to close. A fee of 2% of the aggregate base purchase price, or $84 million, is payable upon termination by us or the Sellers in specified circumstances because the antitrust conditions are not satisfied by the applicable outside date, including where we elect not to accept a burdensome regulatory condition that we are permitted to reject under the Purchase Agreement. These fees are not cumulative.

We have also agreed to maintain at least $500 million of unrestricted cash and cash equivalents until the Acquisition closes or the Purchase Agreement is terminated. Upon notice to the Sellers, this amount is automatically increased by up to an additional $500 million from deposited proceeds to us of any equity offering completed by us after execution of the Purchase Agreement, including this offering, and such amount would be $1,000 million if the full increase is effected. This requirement to maintain cash could continue until the outside date, limiting our ability to use these funds for other investments or corporate purposes and potentially reducing the returns we could otherwise earn.

The closing of this offering is expected to occur prior to the Acquisition Closing Date. The closing of this offering is not conditioned upon the closing of the Acquisition or the other Financing Transactions. We may not complete the Acquisition or the Financing Transactions on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Financing Transactions other than the offering of our common stock contemplated hereby.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on November 3, 2026, which is incorporated by reference into this prospectus supplement. The Purchase Agreement has been incorporated by reference herein solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about the Target Assets. The representations, warranties and covenants contained in the Purchase Agreement are made only for the purposes of the Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Purchase Agreement. As to factual matters concerning the Target Assets, you should not rely upon the representations and warranties in the Purchase Agreement.

Commercial Partner Equity Investment

On November 2, 2026, we entered into the Commercial Subscription Agreement with the Commercial Partner, pursuant to which the Commercial Partner agreed to purchase the Commercial Partner Shares for an aggregate purchase price of $800,000,000 in order to partially finance the aggregate consideration for the Acquisition. The Commercial Partner’s obligation to consummate the Commercial Partner Equity Investment is subject to the concurrent satisfaction or waiver of the conditions to the closing of the Acquisition under the Purchase Agreement (other than conditions to be satisfied at closing, subject to their satisfaction or waiver at closing), the substantially concurrent consummation of the Acquisition, material compliance with the agreed capital plan, receipt of the specified financing and certain other customary closing conditions. The Commercial Subscription Agreement will terminate in specified circumstances, including upon termination of the Purchase Agreement in accordance with its terms. The Commercial Partner Shares will be issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act.

The Commercial Preferred Stock included in the Commercial Partner Shares will be convertible at the holder’s election into shares of common stock, initially on a one-for-one basis upon expiration or termination of the applicable waiting period under the HSR Act. The Commercial Partner may not convert the Commercial Preferred Stock if such conversion would result in the Commercial Partner’s beneficial ownership of common stock exceeding 9.50% of the total outstanding common stock, which limitation may be waived at the election of the Commercial Partner upon no less than sixty-one (61) days’ notice. The Commercial Preferred Stock ranks pari passu with the common stock, has no right to receive dividends or distributions not payable to holders of common stock (other than for certain specified delays), and is otherwise substantially equivalent to the common stock, but does not have general voting rights. The Commercial Subscription Agreement also provides for certain pricing adjustments, including for certain lower-priced equity financings between the date of the Commercial Subscription Agreement and the earlier of the Acquisition Closing Date and termination of the Purchase Agreement in accordance with its terms, and the issuance of shares of Commercial Preferred Stock (or, at closing, common stock at the Commercial Partner’s election) as compensation for specified delays in consummation of the Acquisition or receipt of HSR Act approval for conversion of the Commercial Preferred Stock, subject to applicable conditions. Such credits will begin to accrue six months after signing, each at a rate of 1% per annum, and may accrue concurrently.

In connection with the Commercial Partner Equity Investment, concurrently with execution of the Commercial Subscription Agreement, we have entered into the Investor Rights Agreement, pursuant to which the Commercial Partner is entitled upon the closing of the Commercial Partner Equity Investment to certain demand, piggyback and shelf registration rights with respect to the common stock included in, or issuable upon conversion of, the Commercial Partner Shares. Pursuant to the Investor Rights Agreement, the Commercial Partner is entitled to designate a board observer to our Board, which the Commercial Partner may convert at its election into the right to designate one nominee for election to our Board, for so long as the Commercial Partner retains at least 50% of its equity position acquired upon consummation of the Acquisition. Pursuant to the Investor Rights Agreement, the Commercial Partner is also entitled to certain information rights upon the closing of the Acquisition and certain preemptive rights, subject to certain conditions. The preemptive rights apply from signing to qualifying issuances at or below the Commercial Partner’s subscription price. The Commercial

Partner’s investment will be subject to a lock-up period beginning on the date of the Commercial Subscription Agreement and ending 180 days after the Acquisition Closing Date, subject to certain specified exceptions and early release provisions.

Commercial Agreements

On November 2, 2026, in connection with the execution of the Purchase Agreement and the Commercial Partner Equity Investment, certain of our subsidiaries entered into the Commercial Agreements with Trafigura Trading LLC. The Commercial Agreements will become effective upon the later of the Acquisition Closing Date and the satisfaction or waiver of applicable conditions, including funding of the Commercial Partner Equity Investment, and will expire on the tenth anniversary of that effective date, subject to earlier termination and to a two-year extension option exercisable by the Commercial Partner if it continues to hold at least 50% of its initial equity position.

Under the Commercial Agreements, the Commercial Partner will purchase the initial crude oil and feedstock inventories at the Mandan and St. Paul Park refineries and, under the Supply Agreement, will serve as their exclusive crude oil supply and intermediation counterparty, subject to specified exceptions. Under the Supply Agreement, we will determine the crude slate and nominate monthly volumes, the Commercial Partner will source crude oil from third parties consistent with those nominations, and title will pass to us as crude oil is withdrawn from designated refinery storage tanks. We will continue to operate the refineries and retain exposure to refining margins. We will also provide related storage, logistics and transportation services and temporarily assign specified transportation and storage rights to the Commercial Partner.

IEP Subscription Agreement

On November 2, 2026, we entered into the IEP Subscription Agreement with AEP, pursuant to which AEP committed, subject to the terms and conditions thereof, to purchase the IEP Preferred Stock for an aggregate purchase price of up to $500,000,000 at the Investment Price. The IEP Preferred Stock ranks pari passu with the common stock, has no right to receive dividends or distributions not payable to holders of common stock, and is otherwise substantially equivalent to the common stock, but does not have general voting rights. The IEP Preferred Stock will automatically convert into common stock on a one-for-one basis, subject to customary adjustments, promptly following expiration of the applicable waiting period under Rule 14c-2 under the Exchange Act relating to the approval by our stockholders, as required by the rules of the NYSE (which was received on November 2, 2026), of the conversion of the Series A-2 non-voting mandatory convertible preferred stock into shares of common stock and the issuance of common stock in connection with that conversion. The amount of the IEP Equity Investment will be automatically and permanently reduced, on a dollar-for-dollar basis, by the aggregate gross cash proceeds received (including receipt in escrow) by the Company from public offerings of its common stock consummated after the date of the IEP Subscription Agreement and before the funding of the IEP Equity Investment, including this offering. The proceeds of the IEP Equity Investment, if needed, will be used solely to fund a portion of the consideration for the Acquisition.

AEP’s obligation to consummate the IEP Equity Investment is subject to the concurrent satisfaction or waiver of the conditions to the closing of the Acquisition under the Purchase Agreement (other than conditions to be satisfied at closing, subject to their satisfaction or waiver at closing), the substantially concurrent consummation of the Acquisition and certain other customary closing conditions. The IEP Subscription Agreement will terminate in specified circumstances, including upon termination of the Purchase Agreement in accordance with its terms or receipt by the Company (including receipt in escrow) of aggregate gross cash proceeds of at least $500,000,000 from such public offerings. We have agreed to pay AEP a non-refundable commitment fee equal to 1.00% of the aggregate commitment under the IEP Subscription Agreement, which is payable upon execution of the IEP Subscription Agreement, and to reimburse AEP’s transaction expenses.

IEP Stockholders and Registration Rights Agreement

In connection with the execution of the IEP Subscription Agreement, on November 2, 2026, we entered into the IEP Stockholders Agreement with IEP. Pursuant to the IEP Stockholders Agreement, IEP is entitled to designate six directors to serve on our Board while IEP and its controlled affiliates beneficially own more than 50% of our outstanding common stock and five directors while they own at least 40% but not more than 50% of our outstanding common stock. Below those thresholds, IEP may designate four, three, two or one directors based on adjusted ownership thresholds of 30%, 20%, 10% and 5%, respectively, with protections against dilution based upon additional share issuances and adjustments for changes in Board size. Reductions in IEP’s Board designation rights will be determined based upon IEP’s ownership percentages immediately before we mail our proxy statement for our next annual meeting of stockholders in any applicable year, and such reduction will take effect at the next annual meeting of our stockholders following reduction below the applicable threshold. The IEP Stockholders Agreement also provides, at IEP’s request, for at least one qualified IEP designee to serve on each standing committee of the Board, subject to applicable law, exchange independence requirements and specified conflict exceptions, as well as IEP’s consent over the adoption, amendment or maintenance of any stockholder rights plan.

Pursuant to the IEP Stockholders Agreement, we will grant IEP and its affiliates certain demand, piggyback and shelf registration rights with respect to the common stock owned by IEP and its affiliates, subject to certain customary thresholds and conditions. Before the Acquisition Closing Date, IEP and its affiliates may conduct an underwritten registered secondary offering of our common stock following or concurrently with our public offering in connection with the Acquisition, including shares sold pursuant to an underwriters’ option, on terms determined by IEP in its sole discretion. We have agreed to take all actions reasonably necessary to facilitate such offering and will not receive any proceeds from those sales. IEP and its affiliates will also be entitled to information and preemptive rights for so long as they collectively retain at least 5% of our outstanding common stock, with certain protections against dilution based upon additional share issuances.

Debt Financing Transactions

Debt Commitment Letter

In connection with the execution of the Purchase Agreement, the Commitment Parties delivered the Debt Commitment Letter to the Company, pursuant to which, among other things, the Commitment Parties committed to provide (i) to the extent the aggregate net cash proceeds of the Permanent Financing are less than $2,500 million, a senior secured 364-day bridge loan facility in an aggregate principal amount of up to $2,500 million, (ii) their consent to the ABL Amendment to the Existing ABL Facility in connection with the Acquisition and an additional $550 million of Incremental Existing ABL Facility Commitments under the Existing ABL Facility to be established upon the effectiveness of the ABL Amendment, thereby bringing the total commitments under the Existing ABL Facility to $1.1 billion (with such upsize effective upon the closing of the Acquisition), and (iii) to the extent the ABL Amendment cannot be achieved, commitments under the New ABL Facility with aggregate commitments of $1,100 million, which will refinance the Existing ABL Facility in full, in each case to be used in connection with the Acquisition.

The availability of the Incremental Existing ABL Facility Commitments or the New ABL Facility, as applicable, and the Bridge Facility pursuant to the Debt Commitment Letter is subject to the satisfaction of certain customary conditions to closing set forth therein.

The commitments under the Debt Commitment Letter in respect of the New ABL Facility are available solely if the ABL Amendment is not effected on or prior to the closing date of the Acquisition, and will be automatically and permanently reduced to zero upon the effectiveness of the ABL Amendment (including the Incremental Existing ABL Facility Commitments). If entered into, the New ABL Facility will refinance the Existing ABL Facility in full.

The commitments under the Bridge Facility will be automatically and permanently reduced, on a dollar-for-dollar basis, by the net cash proceeds received by us or certain of our subsidiaries from (i) the issuance of equity or equity-linked securities (including any net cash proceeds that we receive from this offering in excess of the threshold specified below), (ii) the incurrence of term loans and (iii) the issuance of notes or other debt securities, in each case subject to certain exceptions. These exceptions include, among others, certain borrowings under the Existing ABL Facility, the IEP Equity Investment, the Commercial Partner Equity Investment and up to $750 million of net cash proceeds from certain equity offerings, including this offering. We do not currently intend to fund the Bridge Facility and instead currently intend to partially fund the Acquisition through the incurrence of senior secured indebtedness (the “Permanent Financing”) in lieu of borrowings under the Bridge Facility. To the extent any net cash proceeds described in clauses (i), (ii) or (iii) above in excess of $750 million are received after the Bridge Facility is funded upon the closing of the Acquisition, subject to the exceptions described above, they will instead be applied to prepay outstanding loans under the Bridge Facility, subject to certain exceptions.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Permanent Financing. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made. We may be required to borrow under the Bridge Facility if we do not generate sufficient net proceeds from this offering and any Permanent Financing to fund the Acquisition, the 2028 Notes Redemption and related fees and expenses. See “Risk Factors—Risks Related to the Acquisition—The terms and conditions of the Permanent Financing have not been finalized, and we may be required to borrow under the Bridge Facility.”

Supplemental Indenture

On or before the Acquisition Closing Date, we expect to enter into the Supplemental Indenture. The Supplemental Indenture will provide for the Existing Senior Notes to become secured on an equal and ratable basis with the Bridge Facility and/or any secured Permanent Financing. As of September 30, 2026, we had $1.0 billion aggregate principal amount of Existing Senior Notes outstanding, all of which were unsecured.

2028 Notes Redemption

As of September 30, 2026, we had $183 million aggregate principal amount of the 2028 Notes outstanding. We intend to redeem all of the outstanding 2028 Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. We intend to fund the 2028 Notes Redemption with a portion of the net proceeds of the Financing Transactions and cash on hand, as set forth under “Summary—The Transactions—Illustrative Sources and Uses” and “Use of Proceeds.” The statements of intent in this prospectus supplement with respect to the 2028 Notes Redemption do not constitute a notice of redemption under the indenture governing the 2028 Notes, nor an offer to purchase the 2028 Notes. We have no obligation to undertake the 2028 Notes Redemption, and we cannot assure you that we will effect the 2028 Notes Redemption on the terms described in this prospectus supplement or at all. See “Capitalization.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $    million after deducting underwriting discounts and estimated offering expenses. We will not receive any of the proceeds from the sale of shares by the selling stockholder, although we will bear the costs, other than the underwriting discounts and commissions, associated with those sales.

We intend to use the net proceeds that we receive from this offering, together with cash on hand and the net proceeds from the other Financing Transactions, to fund the Acquisition, effect the 2028 Notes Redemption and pay related fees and expenses. See “Summary—The Transactions—Illustrative Sources and Uses.”

The closing of this offering is not contingent on the closing of the Acquisition or the other Financing Transactions. The shares offered hereby will remain outstanding whether or not the Acquisition is completed. If we do not close the Acquisition, we expect to use the net proceeds that we receive from this offering for general corporate purposes. See “Risk Factors—Risks Related to the Acquisition—We intend to use the net proceeds that we receive from this offering, together with cash on hand and net proceeds from the other Financing Transactions, to fund the aggregate consideration necessary to complete the Acquisition, but this offering is not conditioned upon the closing of the Acquisition, and we will have broad discretion to determine alternative uses of proceeds.”

As of September 30, 2026, we had no outstanding borrowings under the Existing ABL Facility. As of September 30, 2026, the Existing ABL Facility had an effective interest rate of 5.4%. See “Summary—The Transactions—Debt Financing Transactions.” As of September 30, 2026, we had $183 million aggregate principal amount of the 2028 Notes outstanding, maturing on February 15, 2028. The 2028 Notes have an interest rate of 5.750%. See “Summary—The Transactions—Debt Financing Transactions—2028 Notes Redemption.”

Certain of the underwriters or their affiliates may hold a portion of our indebtedness under the Existing ABL Facility and/or the 2028 Notes and, accordingly, may receive a portion of the net proceeds from this offering. See “Underwriting—Other Relationships.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2026:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale of shares of our common stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, but without giving effect to the Acquisition or any other Financing Transactions; and

•

on a pro forma as adjusted basis to give effect to the Transactions, as if the Transactions had occurred on September 30, 2026, including this offering, borrowings under the Bridge Facility, borrowings under the Existing ABL Facility following the effectiveness of the ABL Amendment, the Commercial Partner Equity Investment, the Supplemental Indenture and the application of the net proceeds of the foregoing, together with cash on hand, to close the Acquisition, effect the 2028 Notes Redemption and pay related fees and expenses, as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and the notes related thereto included in the Q3 Form 10-Q. You should read this table in conjunction with “Use of Proceeds,” “Summary—The Transactions—Illustrative Sources and Uses” and “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should not place undue reliance on the pro forma as adjusted information included below because this offering is not contingent upon completion of the Acquisition or the other Financing Transactions, which may not be completed on the terms described herein or at all.

		As of September 30, 2026
	Actual	As Adjusted	Pro Forma As Adjusted
	(in millions, except share and per-share amounts)
Cash and cash equivalents(1)	$1,278	$1,778	$1,278
Debt and finance lease obligations:
7.500% Senior Notes, due February 2031(2)	600	600	600
7.875% Senior Notes, due February 2034(2)	400	400	400
5.750% Senior Notes, due February 2028	183	183	—
Bridge Facility(3)	—	—	2,500
CVR Energy ABL(4)(5)	—	—	250
CVR Partners’ asset-based revolving credit facility(6)	—	—	—
CVR Partners’ 6.125% Senior Secured Notes, due June 2028	550	550	550
Finance lease obligations, net of current portion	49	49	49
Unamortized debt issuance costs	(13)	(13)	(13)

Total long-term debt and finance lease obligations, net of current portion	$1,769	$1,769	$4,336
Current portion of long-term debt and finance lease obligations	12	12	12

Total long-term debt and finance lease obligations, including current portion	$1,781	$1,781	$4,348
CVR Energy stockholders’ equity:
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized; none issued actual and as adjusted; 14,989,695 shares of Series A-1 non-voting convertible preferred stock issued, pro forma as adjusted	—	—	—
Common stock, $0.01 par value per share; 350,000,000 shares authorized; 100,629,209 shares issued and 100,530,599 shares outstanding, actual; shares issued and shares outstanding, as adjusted; and shares issued and shares outstanding, pro forma as adjusted	1
Additional paid-in capital	1,508	2,008	2,008
Accumulated deficit	(422)	(422)	(422)
Treasury stock, 98,610 shares at cost	(2)	(2)	(2)

Total CVR Energy stockholders’ equity	$1,085	$1,585	$2,385
Noncontrolling interests	172	172	172

Total equity	$1,257	$1,757	$2,557

Total capitalization	$3,038	$3,538	$6,905

(1)

Our cash and cash equivalents increased from $1,278 million as of September 30, 2026 to approximately $1,610 million as of October 31, 2026, primarily due to continued cash generated by our operating activities.

(2)

Upon entry into the Supplemental Indenture, the 7.500% Senior Notes due February 2031 and the 7.875% Senior Notes due February 2034 will become secured on an equal and ratable basis with the Bridge Facility and/or any secured Permanent Financing. See “The Transactions—Debt Financing Transactions—Supplemental Indenture.”

(3)

We expect to fund the Permanent Financing instead of the Bridge Facility. However, the Permanent Financing has not been finalized, and the terms thereof remain subject to change. See “Risk Factors—Risks Related to the Acquisition—The terms and conditions of the Permanent Financing have not been finalized, and we may be required to borrow under the Bridge Facility.”

(4)

Reflects the anticipated $250 million borrowing under the Existing ABL Facility following the effectiveness of the ABL Amendment. See “The Transactions—Debt Financing Transactions—Debt Commitment Letter.”

(5)

In February 2026, the CVR Energy ABL was amended to increase the aggregate principal amount available thereunder by an additional $205 million and to extend the maturity date of the facility from June 2027 to February 2031. As of September 30, 2026, the Company had no outstanding borrowings and approximately $530 million in availability under the CVR Energy ABL, after giving effect to $20 million of outstanding letters of credit.

(6)	As of September 30, 2026, there were no outstanding borrowings or letters of credit issued under CVR Partners’ asset-based revolving credit facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information illustrates the effects of the Transactions and includes the unaudited pro forma condensed combined balance sheet as of September 30, 2026, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2026 and 2025 and the year ended December 31, 2025, and the accompanying notes. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2025, and the unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2026.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical financial statements of CVR Energy and the Target Assets:

•

CVR Energy’s historical audited consolidated financial statements and accompanying notes included in the Form 10-K, and CVR Energy’s historical unaudited condensed consolidated financial statements and related notes as of September 30, 2026, and for the nine months ended September 30, 2026 and 2025, included in the Q3 Form 10-Q; and

•

The Target Assets’ historical audited carve-out combined financial statements and related notes for the year ended December 31, 2025, and the historical unaudited carve-out condensed combined financial statements for the nine months ended September 30, 2026 and 2025, attached as Exhibits 99.1 and 99.2, respectively, to the Form 8-K filed with the SEC on November 3, 2026 (relating to the Target Assets’ financial statements and pro forma financial information) incorporated by reference into this prospectus supplement.

The unaudited pro forma condensed combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using the acquisition method of accounting for business combinations under Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method, the aggregate consideration transferred is allocated to the Target Assets including the underlying tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values, with any excess recorded as goodwill. For purposes of this preliminary presentation, CVR Energy has assumed that the consummation of the Acquisition occurred on September 30, 2026. The Purchase Agreement provides for an aggregate purchase price for the Target Assets, subject to post-closing adjustments based on, among other items, hydrocarbon inventory, non-hydrocarbon catalyst assets, working capital, certain asset taxes, repair costs and 2026 pro-rated bonus amounts, as applicable. The final consideration and allocation will be determined from the closing and final settlement statements and may differ materially from the preliminary amounts reflected herein.

In accordance with Article 11 of Regulation S-X, the unaudited pro forma condensed combined financial information has been prepared for illustrative and informational purposes only and is not intended to represent what CVR Energy’s results of operations or financial position would have been had the Acquisition occurred on the dates indicated, or what they will be for any future periods or as of any future date. The unaudited pro forma condensed combined financial information does not reflect the realization of any expected cost savings or other synergies or dis-synergies that may be realized as a result of the Acquisition.

CVR ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2026

	Historical CVR Energy, Inc	Historical Target Assets as reclassified	Acquisition Accounting Adjustments	Notes		Other Accounting Adjustments	Notes		Pro Forma Combined
(in millions)		(Note 3)
ASSETS
Current Assets:
Cash and cash equivalents	$1,278	$—	$(4,969)	(4A	)	3,943	(5A	)	$69
						(183)	(5D	)
Accounts receivable, net	464	44	(44)	(4B	)				464
Inventories	655	840	(5)	(4B	)				1,490
Prepaid expenses	20	—							20
Other current assets	17	—							17

Total current assets	2,434	884	(5,018)			3,760			2,060
Property, plant and equipment, net	2,011	817	1,356	(4C	)				4,184
Goodwill	—	—	1,499	(4F	)				1,499
Intangible assets	—	42	360	(4C	)				402
Other long-term assets	335	194	(27)	(4C	)				502

Total assets	$4,780	$1,937	$(1,830)			$3,760			$8,647

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$620	$277	$(188)	(4B	)				$729
			20	(4G	)
Other current liabilities	785	289	(288)	(4B	)				786

Total current liabilities	1,405	566	(456)			—			1,515
Long-term liabilities:
Long-term debt and finance lease obligations, net of current portion	1,769	—				2,675	(5A	)	4,261
						(183)	(5D	)
Deferred income taxes	245	103	(103)	(4B	)				245
Other long-term liabilities	104	24	(7)	(4B	)				121

Total long-term liabilities	2,118	127	(110)			2,492			4,627
CVR Energy stockholders’ equity:
Preferred stock	—								—
Common stock	1					1	(5A	)	2
Additional paid-in capital	1,508					1,267	(5A	)	2,775
Accumulated deficit	(422)		(20)	(4G	)				(442)
Treasury stock	(2)								(2)
Net parent investment	—	1,244	(1,244)	(4H	)				—

Total CVR Energy stockholders’ equity	1,085	1,244	(1,264)			1,268			2,333

Noncontrolling interest	172								172

Total equity	1,257	1,244	(1,264)			1,268			2,505

Total liabilities and equity	$4,780	$1,937	$(1,830)			$3,760			$8,647

See notes to unaudited pro forma condensed combined financial statements.

CVR ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2026

	Historical CVR Energy, Inc.	Historical Target Assets as reclassified	Acquisition Accounting Adjustments	Notes		Other Accounting Adjustments	Notes		Pro Forma Combined
(in millions, except per share data)		(Note 3)
Net sales	$8,000	$7,594	$(53)	(4K	)				$15,541
Operating costs and expenses:
Cost of materials and other	6,398	6,339	(54)	(4K	)				12,683
Direct operating expenses (exclusive of depreciation and amortization)	573	—							573
Depreciation and amortization	232	69	121	(4D	)				391
			38	(4E	)
			(69)	(4J	)

Cost of sales	7,203	6,408	36			—			13,647
Selling, general and administrative expenses (exclusive of depreciation and amortization)	131	149							280
Depreciation and amortization	5	—							5
Other operating expenses, net	4	11							15

Operating income	657	1,026	(89)			—			1,594
Other (expense) income:
Interest expense, net	(105)	—				(166)	(5B	)	(261)
						10	(5D	)
Other income, net	19	11							30

Income before income taxes	571	1,037	(89)			(156)			1,363
Income tax (benefit) expense	122	269	(22)	(4M	)	(38)	(5C	)	331

Net income	449	768	(67)			(118)			1,032
Less: Net income attributable to noncontrolling interest	74								74

Net income attributable to CVR Energy stockholders	$375	$768	$(67)			$(118)			$958

Basic and diluted earnings per share (4L)	$3.73								$7.73
Weighted average common shares outstanding:
Basic and diluted (4L)	100.5								123.9

See notes to unaudited pro forma condensed combined financial statements.

CVR ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

	Historical CVR Energy, Inc.	Historical Target Assets as reclassified	Acquisition Accounting Adjustments	Notes		Other Accounting Adjustments	Notes		Pro Forma Combined
(in millions, except per share data)		(Note 3)
Net sales	$7,162	$7,722	$(69)	(4K	)				$14,815
Operating costs and expenses:
Cost of materials and other	5,722	7,045	(73)	(4K	)				12,694
Direct operating expenses (exclusive of depreciation and amortization)	700	—							700
Depreciation and amortization	394	111	162	(4D	)				606
			50	(4E	)
			(111)	(4J	)

Cost of sales	6,816	7,156	28			—			14,000
Selling, general and administrative expenses (exclusive of depreciation and amortization)	148	167	20	(4G	)				335
Depreciation and amortization	9	—							9
Other operating expenses, net	7	20							27
Operating income	182	379	(117)			—			444
Other (expense) income:
Interest expense, net	(108)	—				(221)	(5B	)	(306)
						23	(5D	)
Other income, net	6	16							22

Income before income taxes	80	395	(117)			(198)			160
Income tax (benefit) expense	(10)	102	(29)	(4M	)	(49)	(5C	)	14

Net income	90	293	(88)			(149)			146
Less: Net income attributable to noncontrolling interest	63								63

Net income attributable to CVR Energy stockholders	$27	$293	$(88)			$(149)			$83

Basic and Diluted earnings per share: (4L)	$0.27								$0.67
Weighted average common shares outstanding:
Basic and diluted (4L)	100.5								123.9

See notes to unaudited pro forma condensed combined financial statements.

CVR ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2025

	Historical CVR Energy, Inc.	Historical Target Assets as reclassified	Acquisition Accounting Adjustments	Notes		Other Accounting Adjustments	Notes		Pro Forma Combined
(in millions, except per share data)		(Note 3)
Net sales	$5,352	$5,838	$(52)	(4K	)				$11,138
Operating costs and expenses:
Cost of materials and other	4,195	5,257	(55)	(4K	)				9,397
Direct operating expenses (exclusive of depreciation and amortization)	503	—							503
Depreciation and amortization	251	89	121	(4D	)				410
			38	(4E	)
			(89)	(4J	)

Cost of sales	4,949	5,346	15			—			10,310
Selling, general and administrative expenses (exclusive of depreciation and amortization)	115	124	20	(4G	)				259
Depreciation and amortization	7	—							7
Other operating expenses, net	4	15							19

Operating income (loss)	277	353	(87)			—			543
Other (expense) income:
Interest expense, net	(79)	—				(166)	(5B	)	(227)
						18	(5D	)
Other income, net	5	12							17

Income before income taxes	203	365	(87)			(148)			333
Income tax (benefit) expense	(3)	95	(21)	(4M	)	(36)	(5C	)	35

Net income	206	270	(66)			(112)			298
Less: Net income attributable to noncontrolling interest	69								69

Net income attributable to CVR Energy stockholders	$137	$270	$(66)			$(112)			$229

Basic and diluted earnings per share (4L)	$1.37								$1.85
Weighted average common shares outstanding:
Basic and diluted (4L)	100.5								123.9

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1) Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet is derived from the historical balance sheets of CVR Energy and the Target Assets as of September 30, 2026, and the unaudited pro forma condensed combined statements of operations are derived from the historical results of CVR Energy and the Target Assets for the nine months ended September 30, 2026 and 2025, and the year ended December 31, 2025, as applicable.

The Acquisition is expected to be accounted for as a business combination using the acquisition method of accounting under GAAP, in accordance with the provisions of ASC 805, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. The transaction has not yet closed. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates based on the same facts and circumstances.

As of the date of this prospectus supplement, CVR Energy has not completed the detailed valuation studies necessary to determine the fair value of the Target Assets and the assumed liabilities. Accordingly, the allocation reflected in the unaudited pro forma condensed combined financial information is based on management’s preliminary estimates. The final allocation will be completed after the Acquisition Closing Date and resolution of the applicable closing and final settlement statements in accordance with the Purchase Agreement, including the allocation of aggregate consideration among the Target Assets and the assumed liabilities. Adjustments to the preliminary fair values, purchase price and related tax effects could materially affect the unaudited pro forma condensed combined financial information and CVR Energy’s future results of operations and financial position.

CVR Energy’s historical financial statements and the historical carve-out combined financial statements of the Target Assets were prepared in accordance with GAAP. As discussed in Note 3, certain reclassifications have been made to align the Target Assets’ historical presentation with CVR Energy’s presentation for purposes of preparing the unaudited pro forma condensed combined financial information. The Target Assets have not historically operated as a standalone business, and their historical financial statements are not necessarily indicative of the financial position or results that would have occurred on a standalone basis. CVR Energy will continue to evaluate accounting policy differences and may identify additional conforming adjustments after the Acquisition Closing Date or as additional information becomes available.

There were no material intercompany transactions or balances between CVR Energy and the Target Assets as of September 30, 2026, and for the nine months ended September 30, 2026 and 2025, and the year ended December 31, 2025.

(2) Preliminary Purchase Price Allocation

The following table presents the preliminary estimated consideration for the Target Assets:

(in millions)
Base cash purchase price	$4,200
Adjustments:
Hydrocarbon inventory(1)	740
Non-hydrocarbon catalyst assets	20
Working capital amount	10
Target Assets accrued property tax liabilities	(1)

Total cash consideration transferred	$4,969

(1)

As disclosed in Note 5, CVR Energy is contemporaneously entering into the Commercial Agreements with the Commercial Partner. Under the Commercial Agreements, the Commercial Partner will acquire certain crude inventory at the closing of the Acquisition, which will reduce the amount of cash required from CVR Energy to fund the Acquisition.

The aggregate purchase price is expected to be $4.2 billion of base purchase price plus $0.8 billion of incremental consideration attributable to net working capital, with final consideration subject to the applicable adjustments and the closing and final settlement procedures in the Purchase Agreement. The final consideration transferred for the Target Assets will be determined under the Purchase Agreement based on the final Target Assets, assumed liabilities, and applicable closing and post-closing adjustments. Accordingly, the final consideration may differ from the preliminary amount used in the purchase price allocation.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of the Target Assets are recognized and measured at fair value. The allocation remains preliminary and is subject to change as additional information becomes available and the final valuation and purchase-price adjustments are completed, and any such changes could be material. The following table presents a preliminary allocation of the total estimated cash consideration to the identified tangible and intangible assets of the Target Assets to be acquired and liabilities to be assumed based on preliminary estimated fair values as of September 30, 2026:

(in millions)
Total consideration for the Acquisition	$4,969
Inventories	835
Property, plant and equipment	2,173
Other long-term assets	167
Intangible assets	402

Total assets acquired	3,577
Accounts payable and accrued liabilities	89
Other current liabilities	1
Other long-term liabilities	17

Total liabilities assumed	107

Net assets acquired	3,470

Preliminary allocation to goodwill	1,499

(3) Reclassification and Accounting Policy Adjustments

The historical carve-out combined financial statements of the Target Assets were prepared in accordance with GAAP. In preparing the unaudited pro forma condensed combined financial information, CVR Energy performed a preliminary analysis to identify differences between the historical financial statement presentation and accounting policies of the Target Assets and those of CVR Energy. The reclassifications described below conform the presentation of the Target Assets’ historical financial information to CVR Energy’s presentation and do not affect the Target Assets’ historical total assets, total liabilities, net parent investment or net income. In addition, an accounting policy adjustment has been made to conform the Target Assets’ accounting for turnaround costs to CVR Energy’s policy of capitalizing such costs, which affects the Target Assets’ net income as shown below. CVR Energy will continue to evaluate accounting policy and presentation differences and may identify additional conforming adjustments as further information becomes available.

The following table presents a summary of reclassification adjustments made to present the Target Assets’ unaudited condensed combined balance sheet as of September 30, 2026, in conformity with that of CVR Energy:

Target Assets

Unaudited Condensed Combined Balance Sheet

As of September 30, 2026

(in millions)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Target Assets Before Reclassification	Reclassifications			Target Assets as Reclassified
Assets
Receivables	Accounts receivable, net	$41	$3	(i	)	$44
Related party receivables		3	(3)	(i	)	—
Inventories	Inventories	840				840

Total current assets		884	—			884
Equity method investment	Other long-term assets	159	(159)	(iv	)	—
Property, plant and equipment, net	Property, plant, and equipment, net	825	(8)	(v	)	817
Intangibles, net	Intangible assets	42				42
Other noncurrent assets	Other long-term assets	27	159	(iv	)	194
			8	(v	)

Total assets		$1,937	$—			$1,937

Liabilities and Equity
Accounts payable	Accounts payable	$273	$4	(ii	)	$277
Related party payables		4	(4)	(ii	)	—
Payroll and benefits payable		27	(27)	(iii	)	—
Accrued taxes		150	(150)	(iii	)	—
Environmental obligations		108	(108)	(iii	)	—
Other current liabilities	Other current liabilities	4	285	(iii	)	289

Total current liabilities		566	—			566
Deferred income tax liabilities	Deferred income taxes	103				103
Other long-term liabilities	Other long-term liabilities	24				24

Total liabilities		693	—			693
Net Parent Investment	Net Parent Investment	1,244				1,244

Total liabilities and equity	Total liabilities and equity	$1,937	$—			$1,937

(i)	Reclassification of “Related-party receivables” to “Accounts receivable, net.”
(ii)	Reclassification of “Related-party payables” to “Accounts payable.”
(iii)	Reclassification from “Payroll and benefits payable”, “Accrued taxes” and “Environmental obligations” to “Other current liabilities.”
(iv)	Reclassification from “Equity method investment” to “Other long-term assets.”
(v)	Reclassification from “Property, plant, and equipment, net” to “Other long-term assets.”

The following table presents a summary of reclassification adjustments made to present the Target Assets’ unaudited condensed combined statement of operations for the nine months ended September 30, 2026, in conformity with that of CVR Energy:

Target Assets

Unaudited Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2026

(in millions)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Target Assets Before Reclassification	Reclassifications			Accounting Policy Adjustment			Target Assets as Reclassified
Revenues and other income:
Sales and other operating revenues	Net sales	$7,308	$286	(i	)				$7,594
Related party revenues		286	(286)	(i	)				—
Income from equity method investment		5	(5)	(ii	)				—
Other income	Other income, net	1	10	(ii	)				11
Related party other income		5	(5)	(ii	)				—

Total revenues and other income		7,605	—			—
Costs and Expenses:
Cost of revenues (excludes items below)	Cost of materials and other	2,874	3,559	(iii	)				6,339
						(94)	(iv	)
Related party cost of revenues		3,559	(3,559)	(iii	)				—
Depreciation and amortization	Depreciation and amortization	69							69
Selling, general and administrative expenses	Selling, general and administrative expenses (exclusive of depreciation and amortization)	149							149
Other taxes	Other operating expenses , net	11							11

Total costs and expenses		6,662	—			(94)
Income before income taxes		943	—			94			1,037
Provision for income taxes	Income tax expense	246				23	(iv	)	269

Net income		$697	$—			$71			$768

(i)	Reclassification of “Sales and other operating revenues” and “Related party revenues” to “Net sales.”
(ii)	Reclassification from “Income from equity method investment”, “Other income” and “Related party other income” to “Other income, net.”
(iii)	Reclassification from “Cost of revenues (excludes items below)” and “Related party cost of revenues” to “Cost of materials and other.”
(iv)	Accounting policy adjustment to remove expenses and the appropriate income tax effect, associated with turnaround cost as CVR Energy capitalizes such expenses within “Other long-term assets.”

The following table presents a summary of reclassification adjustments made to present the Target Assets’ combined statement of operations for the year ended December 31, 2025, in conformity with that of CVR Energy:

Target Assets

Combined Statement of Operations

For the Year Ended December 31, 2025

(in millions)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Target Assets Before Reclassification	Reclassifications			Accounting Policy Adjustment			Target Assets as Reclassified
Revenues and other income:
Sales and other operating revenues	Net sales	7,476	$246	(i	)				$7,722
Related party revenues		246	(246)	(i	)				—
Income from equity method investment		7	(7)	(ii	)				—
Other income	Other income, net	3	13	(ii	)				16
Related party other income		6	(6)	(ii	)				—

Total revenues and other income		7,738	—			—
Costs and Expenses:
Cost of revenues (excludes items below)	Cost of materials and other	2,917	4,133	(iii	)				7,045
						(5)	(iv	)
Related party cost of revenues		4,133	(4,133)	(iii	)				—
Depreciation and amortization	Depreciation and amortization	111							111
Selling, general and administrative expenses	Selling, general and administrative expenses	167							167
Other taxes	Other operating expenses (income), net	20							20

Total costs and expenses		7,348	—			(5)
Income before income taxes	Income (loss) before income taxes	390	—			5			395
Provision for income taxes	Income tax expense (benefit)	101				1	(iv	)	102

Net income	Net income (loss)	$289	$—			$4			$293

(i)	Reclassification of “Sales and other operating revenues” and “Related party revenues” to “Net sales.”
(ii)	Reclassification from “Income from equity method investment”, “Other income” and “Related party other income” to “Other income, net.”
(iii)	Reclassification from “Cost of revenues (excludes items below)” and “Related party cost of revenues” to “Cost of materials and other.”
(iv)	Accounting policy adjustment to remove expenses and the appropriate income tax effect, associated with turnaround cost as CVR Energy capitalizes such expenses within “Other long-term assets”

The following table presents a summary of reclassification adjustments made to present the Target Assets’ unaudited condensed combined statement of operations for the nine months ended September 30, 2025, in conformity with that of CVR Energy:

Target Assets

Unaudited Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2025

(in millions)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Target Assets Before Reclassification	Reclassifications			Accounting Policy Adjustment			Target Assets as Reclassified
Revenues and other income:
Sales and other operating revenues	Net sales	$5,649	$189	(i	)				$5,838
Related party revenues		189	(189)	(i	)				—
Income from equity method investment		6	(6)	(ii	)				—
Other income	Other income, net	1	11	(ii	)				12
Related party other income		5	(5)	(ii	)				—

Total revenues and other income		5,850	—			—
Costs and Expenses:
Cost of revenues (excludes items below)	Cost of materials and other	2,041	3,220	(iii	)				5,257
						(4)	(iv	)
Related party cost of revenues		3,220	(3,220)	(iii	)				—
Depreciation and amortization	Depreciation and amortization	89							89
Selling, general and administrative expenses	Selling, general and administrative expenses (exclusive of depreciation and amortization)	124							124
Other taxes	Other operating expenses (income), net	15							15

Total costs and expenses		5,489	—			(4)
Income before income taxes	Income (loss) before income taxes	361	—			4			365
Provision for income taxes	Income tax expense (benefit)	94				1	(iv	)	95

Net income	Net income (loss)	$267	$—			$3			$270

(i)	Reclassification of “Sales and other operating revenues” and “Related party revenues” to “Net sales.”
(ii)	Reclassification from “Income from equity method investment”, “Other income” and “Related party other income” to “Other income, net.”
(iii)	Reclassification from “Cost of revenues (excludes items below)” and “Related party cost of revenues” to “Cost of materials and other.”
(iv)	Accounting policy adjustment to remove expenses and the appropriate income tax effect, associated with turnaround cost as CVR Energy capitalizes such expenses within “Other long-term assets.”

(4) Acquisition Pro Forma Adjustments and Assumptions

A.

Cash consideration transferred - Reflects the estimated cash consideration of $4.2 billion of base purchase price plus $0.8 billion of incremental consideration attributable to net working capital. Refer to Note 2 for the preliminary estimated consideration.

B.	Balance sheet items not transferring - The following balance sheet items were not transferred as part of the net assets acquired:

(in millions)	Net assets/liabilities not acquired
Accounts receivable	$(44)
Inventory	(5)
Accounts Payable	(188)
Other current liabilities	(288)
Other long-term liabilities	(7)
Deferred Taxes	(103)

C.	Fair-value step-up adjustments - Reflects the preliminary adjustment of certain acquired assets from historical carrying value to estimated fair value as of the acquisition date.

Step-up adjustments (in millions)	Target Assets Historical Value as of September 30, 2026	Fair Value as of September 30, 2026	Step-up /Step-down
Property, plant and equipment	$817	$2,173	$1,356
Intangible assets	42	402	360
Other long-term assets (1)	194	167	(27)

Total	$1,053	$2,742	$1,689

(1)

The fair value adjustment is associated with (a) $39 million reduction in the equity method investment comprising the 17% interests in each of Minnesota Pipe Line Company, LLC and MPL Investments, Inc., offset by a (b) $12 million step-up on non-hydrocarbon catalyst assets acquired in the Transactions.

D.

Depreciation expense - Reflects depreciation based on the preliminary fair values and estimated remaining useful lives (“RUL”) of the acquired real and personal property for the nine months ended September 30, 2026 and 2025, and the year ended December 31, 2025. No depreciation is recorded for land and improvements or construction in progress.

(in millions)	Preliminary Fair Value	Estimated RUL (years)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	Year Ended December 31, 2025
Land and improvements	$64	N/A	$—	$—	$—
Machinery and equipment	2,032	3-18	121	121	162
Construction in progress	77	N/A	—	—	—

Total	$2,173		$121	$121	$162

E.

Amortization expense - Reflects amortization based on the preliminary fair values and estimated RUL of the identifiable intangible assets using the economic benefit approach for the nine months ended September 30, 2026 and 2025, and the year ended December 31, 2025.

(in millions)	Preliminary Fair Value	Estimated RUL (years)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	Year Ended December 31, 2025
Fuel supply agreements - branded	$105	20	$5	$5	$7
Fuel supply agreements - unbranded	280	20	32	32	42
Brand rights	14	10	1	1	1
Permits and licenses	3	N/A	—	—	—

Total	$402		$38	$38	$50

F.	Goodwill - Reflects the recognition of preliminary estimated goodwill resulting from the Acquisition. Refer to Note 2 for the preliminary purchase price allocation.

G.

Transaction costs - Represents estimated acquisition-related transaction costs for legal, communications, banking, structuring and due-diligence services. The estimates below are preliminary amounts that remain subject to update.

(in millions)
Estimated Total Transaction Costs	$24
Less: Transaction Costs already booked (Merger Costs)	4

Total Pro Forma Adjustment	$20

H.	Elimination of historical net parent investment - Reflects the elimination of the Target Assets’ historical net parent investment.

I.	Not used.

J.

Elimination of historical depreciation and amortization - Reflects the elimination of the Target Assets’ historical depreciation and amortization related to property, plant and equipment and intangible assets. The adjustment is $69 million for the nine months ended September 30, 2026, $89 million for the nine months ended September 30, 2025, and $111 million for the year ended December 31, 2025.

K.

Statement of operations items not transferring - In line with the Purchase Agreement, certain activity within the net sales and cost of materials and other line items will not be acquired by CVR Energy. As such, a pro forma adjustment must be made to adjust the historical results of the Target Assets.

(in millions)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	Year Ended December 31, 2025
Net sales	$(53)	$(52)	$(69)
Cost of materials and other	(54)	(55)	(73)

L.

Pro forma income per share - Reflects pro forma net income attributable to CVR Energy stockholders divided by pro forma weighted-average common shares outstanding for the nine months ended September 30, 2026, the year ended December 31, 2025, and the nine months ended September 30, 2025. The 123.9 million weighted-average common shares outstanding used for the calculation is comprised of the historical weighted-average common shares outstanding of 100.5 million shares and the incremental 23.4 million shares of CVR Energy common stock and preferred stock to be issued, with the preferred stock shown on an as-converted to common stock basis.

(in millions, except per share data)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	Year Ended December 31, 2025
Pro forma net income attributable to CVR Energy stockholders	$958	$229	$83
Weighted-average shares of common stock outstanding – basic and diluted	123.9	123.9	123.9
Pro forma income per share – basic and diluted	$7.73	$1.85	$0.67

M.	Income tax effects - Represents the income tax effect of the pro forma acquisition adjustments using a 24.5% marginal tax rate.

(5) Other Accounting Pro Forma Adjustments and Assumptions

A.

Sources of cash - For purposes of the unaudited pro forma condensed combined financial information, it is assumed that CVR Energy will finance the Acquisition, including payment of fees, costs and expenses associated with the Purchase Agreement with available cash, as well as with the proceeds of the Financing Transactions, subject to market conditions. CVR Energy is expected to receive $3,943 million in net cash proceeds from the following sources:

Financing Sources (in millions)	Pro Forma Total (Net of Fees and Discounts)
Equity:
Commercial Partner Equity Investment (1)	$800
IEP Equity Investment (2)	468

Additional paid in capital pro forma adjustment	$1,268

Debt:
Bridge Facility (3)	$2,450
Existing ABL Facility (4)	225

Debt pro forma adjustment	$2,675

Total cash received	$ 3,943

(1)

Represents 14.97 million shares of preferred stock, shown on an as-converted to common stock basis, issued at a price of $53.43, which reflects a 10% discount to the volume weighted average price of CVR Energy’s common stock over the last 20 trading days. Traditional fees and discounts were considered as part of a contemporaneously executed long-term commercial agreement at prevailing market terms.

(2)

Represents 9.36 million shares of preferred stock, shown on an as-converted to common stock basis, issued at a price of $53.43, which reflects a 10% discount to the volume weighted average price of CVR Energy’s common stock over the last 20 trading days, net of a 1% commitment fee, pursuant to the IEP Subscription Agreement, which is expected to be terminated upon the consummation of this offering.

(3)

Represents $2.5 billion under the Bridge Facility with an estimated 8.0% interest rate, net of associated debt issuance fees of $50 million. We do not intend to fund the Bridge Facility and currently expect to replace the commitments under the Bridge Facility prior to the closing of the Acquisition with the Permanent Financing. However, there are no assurances that we will be able to do so and any such financings would be subject to prevailing market conditions at that time.

(4)	Represents a draw from the Existing ABL Facility, which we intend to amend and upsize at an estimated 4.25% interest rate, net of associated debt issuance fees of $8 million.

B.

Incremental interest expense - This adjustment reflects pro forma adjustment to interest expense related to assumed incurrence of indebtedness on terms applicable to borrowings under the Bridge Facility and the Existing ABL Facility. Under the terms of the debt instruments, borrowings would be expected to accrue interest on a weighted average basis at a rate equal to 7.7%. For purposes of the pro forma statements of operations, it is assumed that borrowings occur on January 1, 2025, and remain outstanding throughout the periods presented.

The following table presents the pro forma adjustments for the expected contractual interest expense and the amortization of debt issuance cost in connection with the Financing Transactions relating to the Acquisition:

(in millions)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	Year Ended December 31, 2025
Interest expense on new debt facilities	$158	$158	$210
Amortization of debt issuance cost	8	8	11

Pro forma adjustment to interest expense	$166	$166	$221

A 0.125% change in interest rates on the variable-rate borrowings would increase or decrease interest expense on a pro forma basis by $2 million for the nine months September 30, 2026 and 2025, and by $3 million for the year ended December 31, 2025.

C.	Income tax effects - Represents the income tax effect of the pro forma other accounting adjustments using a 24.5% marginal tax rate.

D.

2028 Notes Redemption - Represents the 2028 Notes Redemption in the amount of $183 million including removing cash and liabilities from the balance sheet as well as removing the impacts of associated interest expense and unamortized debt issuance costs from the statements of operations for the presented periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TARGET ASSETS

The following management’s discussion and analysis of financial condition and results of operations of the Target Assets should be read in conjunction with the combined financial statements of the Target Assets and the related notes included in this prospectus supplement. The discussion and analysis covers periods prior to the closing of the Acquisition. Accordingly, the discussion and analysis of historical periods included in this section of this prospectus supplement do not reflect the significant impact that the Acquisition will have on the Target Assets, the operating results of which will be reported as part of CVR Energy on the Acquisition Closing Date.

The following discussion should be read in conjunction with the information under “Basis of Presentation” and the combined financial statements of the Target Assets and the notes thereto included in this prospectus supplement. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described in the “Risk Factors” section of this prospectus supplement. Actual results may differ materially from those contained in any forward-looking statements.

The Target Assets

The Target Assets consist of two Northern PADD II refineries and associated wholesale marketing and logistics assets. The St. Paul Park Refinery, located in St. Paul Park, Minnesota, has crude oil throughput capacity of 105,000 bpcd and a Nelson Complexity Index of approximately 8.3, and produces gasoline, distillates, asphalt, propane, heavy fuel oil, natural gas liquids and petrochemicals. The Mandan Refinery, located in Mandan, North Dakota, has crude oil throughput capacity of 72,000 bpcd and a Nelson Complexity Index of approximately 6.9, is the only refinery in North Dakota and has direct access to gathered Bakken crude oil via the High Plains Pipeline System.

On November 2, 2026, we entered into the Purchase Agreement with the Sellers, pursuant to which we agreed to acquire the Target Assets and to assume certain liabilities related to the Target Assets, other than specified liabilities that will be retained by the Sellers, for aggregate cash consideration of approximately $4,200 million, subject to customary closing adjustments, including net working capital, at closing. See “Summary—The Transactions—The Purchase Agreement” and “The Transactions.”

The combined financial statements and other financial information of the Target Assets included in this prospectus supplement have been derived from information furnished by MPC and are presented on a carve-out basis, reflecting the Target Assets as historically operated as part of MPC’s broader refining, marketing and logistics operations. Such information has not been independently verified by us or by the underwriters, and no representation or warranty, express or implied, is made as to its accuracy, completeness or reliability. The Target Assets’ results for any period are not necessarily indicative of the results that may be expected for a full year, and their historical results are not necessarily indicative of the results the Target Assets would have achieved on a standalone basis or will achieve under our ownership.

Results of operations for the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025

The following summarizes certain of the Target Assets’ financial information for the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025.

During the nine months ended September 30, 2026, sales and other operating revenues increased by $1,659 million, related party revenues increased by $97 million and net income increased by $430 million.

Sales and other operating revenues increased by $1,659 million, or 29.4%, to $7,308 million for the nine months ended September 30, 2026 from $5,649 million for the nine months ended September 30, 2025, primarily due to increases in distillates revenues of $923 million, gasoline revenues of $905 million, heavy fuel oil revenues of $41 million and asphalt revenues of $22 million. These increases were partially offset by decreases in crude oil revenues of $214 million, propane revenues of $13 million, other revenues of $4 million and NGLs and petrochemicals revenues of $1 million.

Related party revenues increased by $97 million, or 51.3%, to $286 million for the nine months ended September 30, 2026 from $189 million for the nine months ended September 30, 2025, primarily due to increases in related party distillates revenues of $69 million, asphalt revenues of $24 million and heavy fuel oil revenues of $10 million. These increases were partially offset by a decrease in related party crude oil revenues of $13 million.

Cost of revenues increased by $833 million, or 40.8%, to $2,874 million for the nine months ended September 30, 2026 from $2,041 million for the nine months ended September 30, 2025, primarily due to $230 million of incremental accruals recorded to comply with RFS requirements for the 2026 compliance period. These increases were partially offset by the recognition of a $122 million compliance credit in connection with the EPA’s approval in August 2026 of the Mandan Refinery’s small refinery exemption, as compared to a $114 million compliance credit recognized in connection with the EPA’s approval in August 2025. For the nine months ended September 30, 2026 compared to the nine months ended September 30, 2025, as a percentage of sales and other operating revenues, cost of revenues increased from 36.1% to 39.3%.

Related party cost of revenues increased by $339 million, or 10.5%, to $3,559 million for the nine months ended September 30, 2026 from $3,220 million for the nine months ended September 30, 2025, primarily due to an increase in purchases from MPC from $3,142 million to $3,466 million.

Depreciation and amortization decreased by $20 million, or 22.5%, to $69 million for the nine months ended September 30, 2026 from $89 million for the nine months ended September 30, 2025.

Selling, general and administrative expenses increased by $25 million, or 20.2%, to $149 million for the nine months ended September 30, 2026 from $124 million for the nine months ended September 30, 2025, primarily due to an increase of $5 million in employee service agreement charges from MPC and an increase of $3 million in centralized corporate costs allocated by MPC. Selling, general and administrative expenses included $84 million and $81 million of centralized costs allocated by MPC for the nine months ended September 30, 2026 and 2025, respectively. For the nine months ended September 30, 2026 compared to the nine months ended September 30, 2025, as a percentage of total revenues and other income, selling, general and administrative expenses decreased from 2.1% to 2.0%.

Net income increased by $430 million, or 161.0%, to $697 million for the nine months ended September 30, 2026 from $267 million for the nine months ended September 30, 2025, for the reasons stated above.

Results of operations for the year ended December 31, 2025 as compared to the year ended December 31, 2024

The following summarizes certain of the Target Assets’ financial information for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

During the year ended December 31, 2025, sales and other operating revenues decreased by $20 million, related party revenues decreased by $22 million and net income increased by $316 million.

Sales and other operating revenues decreased by $20 million, or 0.3%, to $7,476 million for the year ended December 31, 2025 from $7,496 million for the year ended December 31, 2024, primarily due to decreases in gasoline revenues of $164 million, NGLs and petrochemicals revenues of $32 million, asphalt revenues of $31 million, propane revenues of $21 million and heavy fuel oil revenues of $12 million. These decreases were partially offset by increases in crude oil revenues of $185 million and distillates revenues of $54 million.

Related party revenues decreased by $22 million, or 8.2%, to $246 million for the year ended December 31, 2025 from $268 million for the year ended December 31, 2024, primarily due to decreases in related party distillates revenues of $14 million, NGLs and petrochemicals revenues of $11 million, heavy fuel oil revenues of $9 million and propane revenues of $7 million. These decreases were partially offset by increases in related party crude oil revenues of $13 million and gasoline revenues of $9 million.

Cost of revenues decreased by $284 million, or 8.9%, to $2,917 million for the year ended December 31, 2025 from $3,201 million for the year ended December 31, 2024, primarily due to the recognition of a $114 million compliance credit in connection with the EPA’s approval in August 2025 of the Mandan Refinery’s small refinery exemption for the 2023 and 2024 compliance periods. For the year ended December 31, 2025 compared to the year ended December 31, 2024, as a percentage of sales and other operating revenues, cost of revenues decreased from 42.7% to 39.0%.

Related party cost of revenues decreased by $193 million, or 4.5%, to $4,133 million for the year ended December 31, 2025 from $4,326 million for the year ended December 31, 2024, primarily due to a decrease in purchases from MPC from $4,210 million to $4,027 million.

Depreciation and amortization decreased by $6 million, or 5.1%, to $111 million for the year ended December 31, 2025 from $117 million for the year ended December 31, 2024.

Selling, general and administrative expenses increased by $15 million, or 9.9%, to $167 million for the year ended December 31, 2025 from $152 million for the year ended December 31, 2024, primarily due to an increase of $9 million in centralized corporate costs allocated by MPC. Selling, general and administrative expenses included $109 million and $100 million of centralized costs allocated by MPC for the years ended December 31, 2025 and 2024, respectively. For the year ended December 31, 2025 compared to the year ended December 31, 2024, as a percentage of total revenues and other income, selling, general and administrative expenses increased from 2.0% to 2.2%.

Net income (loss) increased by $316 million, to net income of $289 million for the year ended December 31, 2025 from a net loss of $27 million for the year ended December 31, 2024, for the reasons stated above.

SELLING STOCKHOLDER

The following table sets forth the number of shares owned by the selling stockholder prior to this offering, the number of shares to be offered by the selling stockholder in this offering, the number of shares to be owned by the selling stockholder after the completion of this offering and the percentage of common stock to be owned by the selling stockholder after giving effect to the completion of this offering. We have prepared the table based on the information given to us, by or on behalf of, the selling stockholder. The beneficial ownership of our common stock by the selling stockholder set forth in the table is determined as of October 30, 2026. Except as otherwise indicated, the information in the table below assumes that the underwriters do not exercise their option to purchase additional shares of our common stock from the selling stockholder.

	Shares Beneficially Owned before Offering			Number of Shares to be Sold if Underwriters’	Shares Beneficially Owned After this Offering if Underwriters’ Option is not Exercised		Number of Additional Shares to be Sold if Underwriters’	Shares Beneficially Owned After Offering if Underwriters’ Option is Exercised in Full
Name of Selling Stockholder(1)	Number	Percentage		Option is not Exercised	Number	Percentage	Option is Exercised in Full	Number	Percentage
IEP Energy Holding LLC (2)	67,570,593	67.21	%(3)			%			%

(1)	The business address of the selling stockholder is 16690 Collins Avenue, PH-1, Sunny Isles Beach, Florida 33160.
(2)

IEP Energy Holding LLC (“IEP Energy Holding”) is a direct, wholly owned subsidiary of AEP. AEPC Holdings LLC (“AEPC Holdings”) owns 100% of the equity of AEP. IEP owns a 100% interest in AEPC Holdings. Icahn Enterprises L.P. owns a 99% limited partner interest in IEP. Icahn Enterprises G.P. Inc. (“IEP GP”) is the general partner of, and owns a 1% general partner interest in, each of IEP and Icahn Enterprises L.P. IEP GP is 100% owned by Beckton Corp. (“Beckton”), which is 100% owned by Carl C. Icahn. Mr. Icahn is the indirect holder of approximately 87% of the outstanding depositary units of Icahn Enterprises L.P. Accordingly, each of AEP, AEPC Holdings, IEP, Icahn Enterprises L.P., IEP GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the shares held by IEP Energy Holding. Each of IEP Energy Holding, AEP, IEP Holdings, IEP GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein, if any. In the aggregate, Icahn Enterprises L.P. and its affiliates beneficially own 71,201,875 shares of our common stock, representing approximately 70.83% of our outstanding common stock, including 3,631,282 shares held directly by AEP, which is not participating in this offering and is not selling any of the shares of common stock offered hereby.

(3)

Beneficial ownership is determined in accordance with SEC rules. Percentage ownership before this offering is based on 100,530,599 shares of common stock outstanding as of October 30, 2026. Percentage ownership after this offering is based on shares outstanding immediately following this offering, including shares issued by us. Sales by the selling stockholder, including pursuant to the underwriters’ option, do not increase the number of shares outstanding. The post-offering percentages do not give effect to shares that may be issued in the Commercial Partner Equity Investment or the IEP Equity Investment.

Material Relationships with the Selling Stockholder

The selling stockholder is an indirect subsidiary of Icahn Enterprises L.P. IEP is our controlling stockholder and will continue to control us for so long as IEP and its controlled affiliates collectively hold more than 50% of the voting power of our outstanding common stock. Certain members of our board of directors are also officers or employees of IEP or its affiliates. Additionally, we have entered into the IEP Subscription Agreement with AEP, a subsidiary of IEP, and the IEP Stockholders Agreement with IEP. The IEP Subscription Agreement provides for AEP’s conditional equity financing commitment in connection with the Acquisition. Under the IEP Stockholders Agreement, IEP has certain governance rights, the ability to continue to elect directors to the board even after it no longer holds, directly or indirectly, more than 50% of the voting power of our common stock, and IEP and certain permitted holders have registration rights. For descriptions of these agreements, see “The Transactions—IEP Subscription Agreement” and “The Transactions—IEP Stockholders and Registration Rights Agreement.”

We also entered into a Tender Offer Agreement, dated December 6, 2024, with Icahn Enterprises L.P., IEP and Carl C. Icahn, which contains, subject to specified conditions and exceptions, protections relating to our continued listing, SEC reporting and audit committee independence and restrictions on certain further acquisitions of our common stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax considerations to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued or sold pursuant to this offering. This does not purport to be a complete analysis of all potential tax considerations related thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, any alternative minimum tax, the Medicare tax on net investment income and any applicable state, local or non-U.S. tax laws are not included in this discussion, and Non-U.S. Holders should consult their own tax advisors as to these matters. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service (the “IRS”), in effect as of the date of this prospectus supplement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or that a court will not uphold, a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders who purchase shares of our common stock issued or sold pursuant to this offering and hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances. In addition, it does not address consequences relevant to investors subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts, regulated investment companies, and other entities treated as conduits for U.S. federal income tax purposes;

•	brokers, dealers or traders in securities;

•	Non-U.S. Holders who are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations and governmental organizations or agencies;

•	Non-U.S. Holders who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	Non-U.S. Holders deemed to sell our common stock under the constructive sale provisions of the Code;

•	Non-U.S. Holders for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	Non-U.S. Holders required to conform the timing of income accruals to financial statements pursuant to Section 451 of the Code; and

•	Non-U.S. Holders who hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

Accordingly, we urge you to consult with your own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions on Common Stock

Distributions, if any, on our common stock in cash will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Taxable Disposition of Shares of Common Stock.”

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on dividends as a result of qualifying for the benefits of an applicable income tax treaty. To claim such a reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a duly completed and properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying eligibility for a reduction in or an exemption from the withholding tax under the benefits of an applicable income tax treaty, or a suitable substitute form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although generally exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides the applicable withholding agent with a duly completed and properly executed IRS Form W-8ECI (or applicable successor form) stating that the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such dividends on a net-income basis at the regular graduated U.S. federal income tax rates applicable to United States persons as defined under the Code. Dividends received by a Non-U.S. Holder that is (or is treated as) a corporation for U.S. federal income tax purposes that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Sale or Other Taxable Disposition of Shares of Common Stock

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates applicable to United States persons as defined under the Code. A Non-U.S. Holder that is (or is treated as) a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our business assets, there can be no assurances that we are not a USRPHC or will not become one in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock by reason of our status as a USRPHC so long as our common stock is regularly traded on an established securities market (within the meaning of the applicable Treasury Regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of disposition and such holder’s holding period. Each Non-U.S. Holder should consult its tax advisor regarding the possible consequences to them if we are, or were to become, a USRPHC.

Information Reporting and Backup Withholding

Subject to the discussion below regarding payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock if the Non-U.S. Holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), provided that the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with any dividends or other distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax is withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of a share of our common stock within the United States, and information reporting may (although backup withholding will generally not) apply to the proceeds from the sale of a share of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. person on IRS Form W-8BEN, W-8BEN-E or W-8ECI or other applicable form or successor form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid on our common stock, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code and including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly executed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and guidance from the IRS, withholding under FATCA generally applies to payments of dividends on our common stock. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to Non-U.S. Holders of our common stock in respect of any amounts withheld. Under proposed Treasury Regulations (on which taxpayers may rely until final Treasury Regulations are issued), withholding under FATCA will not apply to the gross proceeds from the sale, exchange, redemption or other taxable disposition of our common stock.

Each Non-U.S. Holder should consult its own tax advisors regarding the potential application of withholding under FATCA to its investment in our common stock.

THE PRECEDING DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS, INTERGOVERNMENTAL AGREEMENTS OR TAX TREATIES.

UNDERWRITING

Barclays Capital Inc. and Jefferies LLC are acting as the representatives of the underwriters. Under the terms of an underwriting agreement with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Jefferies LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of certain conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and the selling stockholder deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholder for the shares.

	Us	Selling Stockholder
		No Exercise	Full Exercise
Per Share	$	$	$
Total	$	$	$

The underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $   per share. If all the shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us and the selling stockholder are estimated to be approximately $  (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.

Option to Purchase Additional Shares

The selling stockholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of $112,500,000 of shares of common stock from the selling stockholder at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements

We have agreed that, for a period of 60 days after the date of this prospectus supplement, subject to certain limited exceptions as described below, we will not directly or indirectly, without the prior written consent of Barclays Capital Inc. and Jefferies LLC, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus supplement), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) publicly file or cause a registration statement to be filed, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

All of our directors and executive officers have agreed that, for a period of 60 days after the date of this prospectus supplement, and the selling stockholder and its certain affiliate have agreed that, for a period of 30 days after the date of this prospectus supplement, subject to certain limited exceptions as described below, they will not directly or indirectly, without the prior written consent of Barclays Capital Inc. and Jefferies LLC, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be publicly filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities , or (4) publicly disclose the intention to do any of the foregoing. The foregoing restrictions shall not apply to (a) transactions relating to shares of common stock or other securities acquired in the open market after the completion of this offering, (b) bona fide gifts, sales or other dispositions of shares of any class of our capital stock, in each case that are made exclusively between and among the locked up party or members of such party’s family, or affiliates of the locked up party, including its partners (if a partnership) or members (if a limited liability company), stockholders (if a corporation) or any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the locked up party or affiliates of the locked up party; (c) transfers of shares of common stock or any security convertible into common stock by will, testamentary document or intestate succession upon the death of the locked up party, provided that, in the case of (b) and (c), the transferee or donee agrees to be bound by the terms of the lock-up agreement, no filing or public announcement of the transfer is required or voluntarily made during the lock-up period and Barclays Capital Inc. and Jefferies LLC receive at least two business days’ prior notice of the transfer, (d) the exercise (including cashless exercise) of warrants or the exercise of stock options granted pursuant to our stock option/incentive plans or otherwise outstanding on the date of the lock-up agreement; provided, that the restrictions shall apply to shares of common stock issued upon such exercise or conversion, (e) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act, provided that no sales of common stock are made pursuant to such plan during the lock-up period, (f) any demands or requests for, exercises of any right with respect to, or taking of any action in preparation of, the registration by us under the Securities Act of the locked up party’s shares of common stock, provided that no transfer of the locked up party’s shares of common stock registered pursuant to the exercise of any such right and no registration statement shall be publicly filed under the Securities Act with respect to any of the locked up party’s shares of common stock during the lock-up period, (g) any transfer pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of us, provided that if such transaction is not completed, the locked up party’s shares shall remain subject to the lock-up agreement, (h) transfers to us for the purpose of satisfying any tax withholding obligations (including estimated taxes) due as a result of the exercise of options or as a result of the vesting of or upon the receipt of equity awards held by the locked up party, subject to certain conditions (i) transfers of shares of common stock or any security convertible into common stock as a result of the operation of law, or pursuant to an order of a court (including a domestic order, divorce settlement, divorce decree, or separation agreement) or regulatory agency, subject to certain conditions, and (j) transfers of shares of common stock or any security convertible into common stock to us upon death, disability or termination of employment or pursuant to any other contractual arrangement providing us with a right to purchase such securities.

Barclays Capital Inc. and Jefferies LLC, in their discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. and Jefferies LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. See “Risk Factors—Risks Related to the Offering—IEP and the Commercial Partner will have registration rights and will be able to resell their shares (subject to the lock-up provisions described below), which could cause the market price of our common stock to decline.”

Indemnification

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

(a)	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

(b)

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

(c)	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

(d)

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange (“NYSE”) or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the NYSE

Our common stock is listed on the NYSE under the symbol “CVI”.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, Barclays Capital Inc. is acting as financial advisor to the Company in connection with the Acquisition. An affiliate of Barclays Capital Inc. is expected to act as administrative agent under the Bridge Facility and as a lender under the Bridge Facility, the Existing ABL Facility (and, if applicable, the New ABL Facility) and in connection with the Permanent Financing. The net proceeds to us from this offering in excess of $750 million are expected to automatically and permanently reduce, on a dollar-for-dollar basis, the commitments under the Bridge Facility. See “The Transactions—Debt Financing Transactions—Debt Commitment Letter.” In addition, certain of the underwriters or their affiliates may hold a portion of our indebtedness under the Existing ABL Facility and/or the 2028 Notes and, accordingly, may receive a portion of the net proceeds from this offering. See “Use of Proceeds” and “Summary—The Transactions—Illustrative Sources and Uses.”

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the shares may be offered to the public in the United Kingdom at any time:

(a)

where (i) the offer is conditional on the admission of the shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR); or (ii) the shares being offered are at the time of the offer already admitted to trading on London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);

(b)	to any qualified investor as defined in paragraph 15 of Schedule 1 of the POATR;

(c)	to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

Each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of paragraph 15 of Schedule 1 of the POATR

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreements.

For the purposes of this provision, the expression “an offer to the public” in relation to the shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for any shares and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

This prospectus supplement and the accompanying prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the shares of our common stock. The shares of our common stock have not been and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been, may be or will be issued or has been, may be or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authorities, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither have they been nor will they be registered with the Registrar of Companies in Hong Kong. The shares of our common stock may not be offered for subscription to members of the public in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice. Each person acquiring the shares of our common stock will be required, and is deemed by the acquisition of the shares of our common stock, to confirm that such person is aware of the restriction on offers of the shares of our common stock described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any shares of our common stock in circumstances that contravene any such restrictions and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

Israel

This prospectus supplement and the accompanying prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to and in accordance with the conditions specified in Section 274 of the SFA, or (ii) to an accredited investor as defined in Section 4A of the SFA pursuant to and in accordance with the conditions specified in Section 275.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust must not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to an accredited investor;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notification under Section 309B of the SFA - Solely for the purposes of our obligations pursuant to Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the shares of our common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

Proskauer Rose LLP, New York, New York will pass upon the validity of the securities offered hereby for CVR Energy and the selling stockholder. Simpson Thacher & Bartlett LLP, New York, New York will act as counsel to the underwriters in this offering.

EXPERTS

The audited financial statements of CVR Energy, Inc. and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical combined financial statements of The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation incorporated in this prospectus supplement by reference to CVR Energy, Inc.’s Current Report on Form 8-K dated November 3, 2026 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, do not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus supplement or the accompanying prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus supplement or the accompanying prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the securities offered in this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our SEC filings are available to the public from the SEC’s website. We also make our SEC filings available free of charge on our website at https://www.cvrenergy.com/. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

PROSPECTUS

CVR Energy, Inc.

Common Stock

Preferred Stock

Rights

Debt Securities

Guarantees of Debt Securities

Warrants

Depositary Shares

Purchase Contracts

Purchase Units

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to one or more purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus provides you with a general description of these securities and the general manner in which we will offer and sell the securities. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. A prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CVI.” On October 30, 2025, the last reported sale price for our common stock was $37.10 per share.

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 3 herein and in any applicable prospectus supplement and under similar headings in the other documents incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 31, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using an “automatic shelf” registration process. Under this process, we may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of us and the securities offered under this prospectus. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. A prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully this prospectus, the related exhibits filed with the SEC, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. For additional information about our business, operations and financial results, please read the documents incorporated by reference herein under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “CVR Energy,” the “Company,” “we,” “us,” or “our” relate to CVR Energy, Inc. and include our subsidiaries, including CVR Partners, LP, a publicly traded limited partnership engaged in the nitrogen fertilizer manufacturing business (“CVR Partners”). In the “Description of Capital Stock,” “Description of Debt Securities and Guarantees,” “Description of Warrants,” “Description of Depositary Shares,” “Description of Purchase Contracts and Purchase Units” and “Description of Units” sections of this prospectus, however, references to “Company,” “we,” “us,” or “our” relate only to CVR Energy, Inc. and do not include any of our subsidiaries.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus and any written communication prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus and any prospectus supplement constitute an offer to sell only under circumstances and in jurisdictions where it is lawful to do so.

ABOUT CVR ENERGY

CVR Energy is a diversified holding company, formed in September 2006, primarily engaged in the petroleum refining and marketing industry, the renewable fuels industry, and the nitrogen fertilizer manufacturing business through its interest in CVR Partners.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CVI,” and CVR Partners’ common units are listed on the NYSE under the symbol “UAN.” As of October 30, 2025, Icahn Enterprises L.P. and its affiliates owned approximately 70% of our outstanding common stock.

Our principal executive offices are located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and our telephone number is (281) 207-3200. Our website address is www.cvrenergy.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. For further discussion of the material elements of our business, please refer to our most recent Annual Report on Form 10-K and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

ABOUT THE SUBSIDIARY GUARANTORS

Certain of our subsidiaries (other than CVR Partners and its subsidiaries) may jointly and severally, fully and unconditionally, guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our guarantor subsidiaries and non-guarantor subsidiaries, if any, is included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, you should consider the risks described under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and any subsequently filed periodic and current reports that are incorporated by reference in this prospectus, and those risk factors that may be included in any applicable prospectus supplement. These risks are not the only risks that we face. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the statements incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical fact, including without limitation, statements regarding future operations, financial position, estimated revenues and losses, growth, capital projects, stock or unit repurchases, impacts of legal proceedings, legislation, policies or regulations, timing of determinations and other interactions with, and submissions to, regulatory authorities and agencies, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” and similar terms and phrases are intended to identify forward-looking statements.

Although we believe our assumptions concerning future events are reasonable, a number of risks, uncertainties, and other factors could cause actual results and trends to differ materially from those projected or forward-looking. Forward-looking statements, as well as certain risks, contingencies or uncertainties that may impact our forward-looking statements, include but are not limited to the following:

•	volatile margins in the refining industry and exposure to the risks associated with volatile crude oil, refined product and feedstock prices;

•	the availability of adequate cash and other sources of liquidity for the capital, operating and other needs of our businesses;

•

the effects of the Russia-Ukraine war and the tensions and conflict in the Middle East and any escalation, expansion or resolution thereof, including with respect to impacts to commodity prices and other markets;

•

the effects of changes in market conditions; market volatility; crude oil and other commodity prices; demand for those commodities, storage and transportation capacities and costs, inflation, and the impact of such changes on our operating results and financial condition;

•	the ability to forecast our future financial condition, results of operations, revenues and expenses accurately or at all;

•	the effects of transactions involving derivative instruments;

•

political uncertainty and impacts to the oil and gas industry and the United States and global economies generally as a result of actions taken by the current administration or others in response thereto, including the imposition of tariffs and reactions thereto and changes in climate or other energy laws, rules, regulations, or policies;

•	interruption in pipelines supplying feedstocks or distributing the petroleum business’ products;

•

competition in the petroleum, renewables and nitrogen fertilizer businesses, including potential impacts of domestic and global supply and demand or domestic or international duties, tariffs, or similar costs;

•	capital expenditures;

•	changes in our or our segments’ credit profiles and impacts thereof on cash needs or otherwise;

•	the cyclical and seasonal nature of the petroleum, renewables and nitrogen fertilizer businesses;

•	the supply, availability and price levels of raw materials and feedstocks and the effects of inflation thereupon;

•

existing and future laws, regulations, rules, policies, or rulings, including changes, amendments, reinterpretations or amplification thereof and the actions of the current administration or future administrations relating thereto, and including but not limited to those relating to the environment and climate change; crude oil, refined products, other hydrocarbons or renewable feedstocks or products;

renewable or alternative energy or fuel sources; electric vehicles; emissions and impacts thereof; safety and security; or the export, transportation, storage, sale or production of hazardous chemicals, materials or substances including potential liabilities or capital requirements arising from such laws, regulations, rules, policies, or rulings and the impacts thereof on macroeconomic factors, consumer activity or otherwise;

•

our production levels, including the risk of a material decline thereof, as well as potential operating hazards, downtime, and damage to our or our counterparties’ facilities and other assets from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters, accidents or other unscheduled shutdowns or interruptions affecting our facilities, machinery, people, or equipment, or those of our suppliers or customers;

•	the impact of weather on commodity supply or pricing and on the nitrogen fertilizer business including our ability to produce, market or sell fertilizer products profitability or at all;

•	rulings, judgments or settlements in litigation, tax or other legal or regulatory matters;

•	the dependence of the nitrogen fertilizer business on customers and distributors including to transport goods and equipment and providers of feedstocks;

•

the reliance on, or the ability to procure economically or at all, petroleum coke (“pet coke”) that our nitrogen fertilizer business purchases from our subsidiaries and third-party suppliers or the natural gas, electricity, oxygen, nitrogen, sulfur processing and compressed dry air and other products purchased from third parties by the nitrogen fertilizer and petroleum businesses and the facility operating risks associated with these third parties;

•	risks of terrorism, cybersecurity attacks, and the security of chemical manufacturing facilities and other matters beyond our control;

•	our lack of diversification of assets or operating and supply areas;

•	the petroleum business’ and nitrogen fertilizer business’ dependence on significant customers and the creditworthiness and performance by counterparties;

•	the potential loss of the nitrogen fertilizer business’ transportation cost advantage over its competitors;

•

the potential inability to successfully implement our business strategies at all or on time and within budget, including significant capital programs or projects, turnarounds or other initiatives, and other projects;

•	our ability to continue to license the technology used for our operations;

•	the impact of refined product demand and declining inventories on refined product prices and crack spreads;

•	Organization of Petroleum Exporting Countries’ and its allies’ production levels and pricing;

•

the impact of renewable fuel credits, known as renewable identification numbers (“RINs”), pricing, our blending and purchasing activities, our ability to purchase RINs on a timely and cost effective basis or at all, and governmental actions, including by the U.S. Environmental Protection Agency on our RIN obligation, open RINs positions, small refinery exemptions, and our cost to comply with our Renewable Fuel Standard (“RFS”) obligations;

•	our accounting policies and treatment, including of our RFS obligations;

•

operational upsets or changes in laws that could impact the amount and receipt of credits (if any) under Section 45Q of the Internal Revenue Code of 1986, as amended, or any similar law, rule, or regulation;

•	our ability to meet certain carbon capture and sequestration milestones;

•	our businesses’ ability to obtain, retain or renew environmental and other governmental permits, licenses or authorizations necessary for the operation of its business;

•	impact of potential runoff of water containing nitrogen based fertilizer into waterways and regulatory or legal actions in response thereto;

•	our ability to issue securities, obtain financing or sell assets on terms favorable to us or at all;

•	bank failures or other events affecting financial institutions;

•	existing and future regulations related to the end-use of our products or the application of fertilizers;

•	refinery, renewables and nitrogen fertilizer facilities’ operating hazards and interruptions, including unscheduled maintenance or downtime and the availability of adequate insurance coverage;

•

risks related to services provided by or competition among our subsidiaries, including conflicts of interests and control of the general partner of CVR Partners, and control of CVR Energy, Inc. by its controlling shareholder;

•

risks related to our capital structure, including our authorization to issue additional common or preferred stock that may dilute equity ownership of current holders and the share price of our common stock;

•

risks related to potential strategic transactions involving CVR Energy including, but not limited to, those in which its controlling shareholder or others may participate or direct and potential strategic transactions involving CVR Partners in which CVR Energy or its controlling shareholder or others may participate, including in each case the process of exploring any such transaction and potentially completing any such transaction, including the costs thereof and the risk that any such transaction may not achieve any or all of any anticipated benefits or be completed at all;

•	instability and volatility in the capital and credit markets;

•	restrictions in our debt agreements and our ability to refinance our debt on acceptable terms or at all;

•	asset impairments and impacts thereof;

•	our controlling shareholder’s intentions regarding ownership of our common stock or the common units of CVR Partners, including any acquisitions, dispositions or transactions relating thereto;

•

the impact of any pandemic or breakout of infectious disease, and of businesses’ and governments’ responses thereto on our operations, personnel, commercial activity, and supply and demand across our and our customers’ and suppliers’ business;

•	the variable nature of CVR Partners’ distributions, including the ability of its general partner to modify or revoke its distribution policy, or to cease making cash distributions on its common units;

•

changes in tax and other laws, regulations and policies, including, without limitation, the One Big Beautiful Bill Act and actions of the past, current or future administrations that impact conventional fuel operations or favor renewable energy projects in the United States;

•	changes in CVR Partners’ treatment as a partnership for U.S. federal income or state tax purposes;

•	our ability to procure or recover under our insurance policies for damages or losses in full or at all;

•	labor supply shortages, labor difficulties, labor disputes or strikes; and

•

timing and impacts of any decision to modify a unit to hydrocarbon processing following renewable conversion, or vice versa, including the resolution made in the third quarter of 2025 to revert the renewable diesel unit at the refinery located in Wynnewood, Oklahoma to hydrocarbon processing service.

Additional important risks, uncertainties and other factors are described in “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference herein, and may be described in other periodic or current reports filed by us with the SEC under the Exchange Act from time to time that are incorporated by reference herein.

We caution you not to place undue reliance on the forward-looking statements. All forward-looking statements contained in this prospectus only speak as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus, or to reflect the occurrence of unanticipated events, except to the extent required by law.

All forward-looking statements, expressed or implied, included in this prospectus, including the information incorporated by reference herein, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business. Please read “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we anticipate using any net proceeds we receive from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	the repayment, refinancing, redemption or repurchase of indebtedness or other securities.

Any specific allocation of the net proceeds we receive from an offering of securities to a specific purpose will be determined at the time of the offering and will be described in the applicable prospectus supplement. Pending any specific application, we may initially invest the net proceeds we receive from an offering of securities in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of October 30, 2025, there were 100,530,599 outstanding shares of common stock and no outstanding shares of preferred stock.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation, as amended and restated on October 16, 2007 and as subsequently amended on June 15, 2018 (our “certificate of incorporation”), and our second amended and restated bylaws, as amended on June 15, 2018 (our “bylaws”), which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our capital stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized from time to time to adopt resolutions to issue one or more series of preferred stock, designate the series, establish the number of shares constituting any series, change the number of shares constituting any series, and provide or change the voting powers, preferences and relative participating, optional and other special rights, and any qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	decreasing the market price of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our board of directors has approved a form of indemnification agreement for our directors and officers, and expects that each of its current and future directors and officers will enter into substantially similar indemnification agreements. We also maintain directors and officers insurance for certain claims that could be asserted against our directors and officers.

Delaware Anti-Takeover Law

Our certificate of incorporation provides that we are not subject to Section 203 of the Delaware General Corporation Law which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders.

Removal of Directors; Vacancies

Our certificate of incorporation and bylaws provide that any director or the entire board of directors may be removed with or without cause by the affirmative vote of the majority of all shares then entitled to vote at an election of directors. Our certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

Voting

The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our certificate of incorporation, or under our bylaws, a different vote is required, in which case such provision will control.

Action by Written Consent

Our bylaws provide that stockholder action can be taken by written consent of the stockholders if a consent in writing, setting forth the action to be taken, has been signed by the holders of outstanding shares having not less than the minimum number of shares that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Ability to Call Special Meetings

Our bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors.

Amending Our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that our certificate of incorporation may be amended by the affirmative vote of a majority of the board of directors and by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders. In addition, our certificate of incorporation and bylaws provide that our bylaws may be amended, repealed or new bylaws may be adopted by the affirmative vote of a majority of the board of directors or by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

Advance Notice Provisions for Stockholders

In order to nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice in proper form must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th calendar day, and no earlier than the 120th calendar day, prior to the anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting was changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, to be considered timely, must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or a public announcement of such date was first made.

Listing

Our common stock is listed on the NYSE under the symbol “CVI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

DESCRIPTION OF RIGHTS

We may issue rights to purchase any combination of common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering.

The rights will be issued under rights agreements to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates representing the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. You should read the particular terms of the rights, which will be described in more detail in any applicable prospectus supplement. The particular terms of any rights offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in a prospectus supplement.

Any applicable prospectus supplement will describe the terms of rights we offer, the rights agreement relating to the rights and the certificates representing the rights, including the following:

•	the title of the rights and the aggregate number outstanding;

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of common stock, preferred stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness of CVR Energy, which we refer to as “debt securities.” We may issue the debt securities under one or more separate indentures between us and U.S. Bank Trust Company, National Association, as Trustee (each an “Indenture”).

We have summarized the provisions of the Indenture and the debt securities below. You should read the Indenture for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the form of Indenture as an exhibit to the registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Where You Can Find More Information.”

The debt securities will represent our unsecured general obligations, unless otherwise provided in the applicable prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt securities or subordinated debt securities, and may have the benefit of guarantees (each, a “guarantee”) by one or more of our existing or future subsidiaries (each, a “guarantor”) specified in the prospectus supplement for the series of such debt securities. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The provisions of the Indenture will generally be applicable to all of the debt securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the extent, if any, to which the debt securities are subordinated in right of payment to our other indebtedness;

•	any limit on the aggregate principal amount of the debt securities;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•

the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of CVR Energy or any other person;

•

the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default;

•

whether the debt securities will be guaranteed by any guarantors, and if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the applicability to the debt securities of the provisions described in “-Defeasance” below; and

•	any other terms applicable to that series in accordance with the Indenture, which could be different from those described in this prospectus.

We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $2,000 and any integral multiples of $1,000 in excess thereof; and

•

payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global (i.e., book-entry) form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Book-Entry Procedures

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which the Depository Trust Company (“DTC”) acts as a depositary. We have provided the following descriptions of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. None of we, any guarantor, any underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream or their respective participants directly to discuss these matters.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security.

Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling, unable or has ceased to be a clearing agency under the Exchange Act and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the Trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the Indenture. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee.

Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the Indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the Indenture, DTC would authorize the participants holding the relevant beneficial interests to take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Secondary market trading between Euroclear Participants and Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Certain Covenants

Maintenance of Office or Agency

We will be required to maintain an office or agency in the Borough of Manhattan, City of New York, or, if different, in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents

If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the Trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the Trustee, to promptly notify the Trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of (or premium, if any) or interest on any debt securities that remain unclaimed for two years after the principal (or premium, if any) or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Organizational Existence

We will be required to preserve and keep in full force and effect our organizational existence, charter rights, statutory rights, licenses and franchises; provided that the Company shall not be required to preserve any such right, license or franchise if the Company shall determine that such preservation is no longer desirable in the conduct of the business of the Company.

Compliance Certificate

The Company will be required to file annually with the Trustee a certificate signed by two of its officers, stating whether or not the officers know of any default by the Company in compliance with any provision of the Indenture.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets on a consolidated basis to, any Person, unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) will be a company, corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the debt securities of any series and the Indenture; provided that if the Successor Company is not a corporation, a corporate wholly owned subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of such debt securities;

(2)	immediately after giving effect to such transaction, no event of default shall have occurred and be continuing; and

(3)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (as each is defined in the Indenture), each stating that such consolidation, merger, sale, conveyance, transfer or lease, and such supplemental indenture (if any), comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

For purposes of the foregoing, the sale, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company on a consolidated basis.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the debt securities of any series.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control) which could adversely affect holders of debt securities.

Events of Default

The following are Events of Default under the Indenture with respect to debt securities of any series:

(1)	default in any payment of interest on any debt security of that series when due and the continuance of such default for a period of 30 days;

(2)	default in the payment of principal of or premium, if any, on any debt security of that series when due at its stated maturity or by declaration of acceleration, call for redemption or otherwise;

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series and continuance of such default for a period of 60 days;

(4)

default in the performance, or breach, of any covenant (other than a covenant or a default in whose performance or whose breach is elsewhere specifically dealt with as an Event of Default or which has been expressly included in the Indenture solely for the benefit of a series of debt securities other than that series) for a period of 90 days after written notice thereof has been given to us as provided in the Indenture;

(5)	specified events of bankruptcy, insolvency, or reorganization involving the Company; and

(6)	any other Event of Default provided with respect to debt securities of that series.

Pursuant to the Trust Indenture Act, the Trustee is required to give to the holders of the debt securities of that series notice of all defaults known to it within 90 days of the occurrence thereof, except that other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the Trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (5) above occurs, the principal of, and accrued interest, if any, on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of, and accrued and unpaid interest, if any, on all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. Please read “- Amendments and Waivers” below.

Subject to the duty of the Trustee to act with the requisite standard of care during an Event of Default, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of debt securities of any series unless such holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities of any series unless:

(1)	such holder has previously given the Trustee notice of a continuing Event of Default with respect to the debt securities of that series;

(2)	holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the Trustee to pursue the remedy in respect of such Event of Default;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series issued under the Indenture.

Subordination

The prospectus supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by the Company of the principal of, premium, if any, on and interest on such subordinated debt securities.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the debt securities of any series may be amended or supplemented with the consent of the holders of not less than a majority in principal amount of all of the debt securities at the time outstanding (voting as a single class) or, if the amendment or supplement affects the debt securities of fewer than all of such series of debt securities, by the holders of not less than a majority in principal amount of all such series affected by the amendment or supplement, with the debt securities of all the affected series voting together as a single class for this purpose (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding (voting as a single class) or, if the waiver of compliance with provisions affects the debt securities of fewer than all of such series of debt securities, by the holders of not less than a majority in principal amount of all such series affected by the waiver, with the debt securities of all the affected series voting together as a single class for this purpose (including waivers obtained in connection with a purchase of, or tender offer or exchange offer for, such debt securities). In addition, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or any series for certain purposes as set forth in the Indenture.

However, without the consent of each holder of an outstanding debt security affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the percentage in principal amount of debt securities of such series whose holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such debt security;

(3)	reduce the principal of or extend the stated maturity of any such debt security;

(4)

reduce the premium payable upon the redemption or repurchase of any such debt security or change the time at which any such debt security may be redeemed or repurchased pursuant to the Indenture or any supplemental indenture;

(5)	change the place or currency of payment of principal of, or premium, if any, or interest on any such debt security;

(6)

impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7)	release any guarantor from any of its obligations under its guarantee, except in accordance with the terms of the indenture or the debt securities for which such guarantor has provided a guarantee; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions for such securities.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of debt securities given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

(1)

all such notes that have been authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all such notes not theretofore delivered to the Trustee for cancellation:

(i)	have become due and payable by reason of the making of a notice of redemption or otherwise,

(ii)	will become due and payable at their stated maturity within one year, or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in each case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with such Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	the Company has paid or caused to be paid all sums payable by it with respect to the notes under the Indenture; and

(c)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

The Company at any time may terminate all its and the guarantors’ obligations under the debt securities of any series and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of any series.

The Company may at any time terminate its and the guarantors’ obligations to comply with certain covenants described above under “-Certain Covenants” and certain covenants of any outstanding series of debt securities that may be contained in any applicable prospectus supplement, and we may omit to comply with such covenants without creating an Event of Default (“covenant defeasance”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

The applicable prospectus supplement will describe our ability to be released from any of our covenant obligations under the Indenture with respect to any series of debt securities.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the debt securities of any series to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

If the Company fails to comply with its remaining obligations under the Indenture with respect to the debt securities of any series following a covenant defeasance and such debt securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default; however, the Company will remain liable in respect of such payments.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the Trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds (i.e., funds that become available on the day after the check is cashed).

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Guarantees

The debt securities of any series may be guaranteed by one or more of our existing or future subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our existing or future subsidiaries be a guarantor of any series of debt securities and will permit the guarantors of any series of guaranteed debt securities to differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally guarantee, on a joint and several basis with each other guarantor, the due and punctual payment of the principal of, and premium, if any, and interest on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

No guarantor will consolidate with or merge into any other Person or sell, convey or transfer all or substantially all its properties and assets to any Person, and no guarantor will permit any Person to consolidate with or merge into such guarantor, in each case in a transaction in which the successor Person formed by such consolidation or merger or to which such sale, conveyance or transfer is made is an affiliate of the Company, and no guarantor will lease all or substantially all its properties and assets to any Person (whether or not such an affiliate), unless, in any such case:

(1)

in case such guarantor will consolidate with or merge into another Person or sell, convey, transfer or lease all or substantially all its properties and assets to any Person, the Person formed by such consolidation or into which such guarantor is merged or the Person which acquires by sale, conveyance or transfer, or which leases, all or substantially all the properties and assets of such guarantor will be a corporation, limited liability company, partnership or trust, will be organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance or observance of every covenant of the Indenture and any guarantees on the part of such guarantor to be performed or observed; and

(2)

immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Upon any consolidation of any guarantor with, or merger of such guarantor into, any other Person or any sale, conveyance, transfer or lease of all or substantially all the properties and assets of such guarantor in accordance with this paragraph, the successor Person formed by such consolidation or into which such guarantor is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such guarantor under the Indenture with the same effect as if such successor Person had been named as such guarantor in the Indenture, and thereafter, except in the case of a lease, the predecessor Person will be relieved of all obligations and covenants under the Indenture and any guarantees of such guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our existing or future subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company indebtedness, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our existing or future subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. Please read “- Subordination” above.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The Indenture provides that no incorporator and no past, present or future stockholder, officer or director of the Company, any guarantor or any Successor Company, in their capacity as such, shall have any individual liability for any of our obligations under the debt securities, the guarantees or the Indenture.

Governing Law

The Indenture is, and the debt securities and any guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the Trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of common stock, preferred stock, debt securities, depositary shares and purchase contracts. Each warrant will entitle the holder to purchase for cash a number of securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in any applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in a prospectus supplement.

Any applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable if not payable in U.S. dollars;

•	the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	the terms of any mandatory or optional redemption by us;

•	the identity of the warrant agent;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

Shares of preferred stock may be offered either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, to be described in an applicable prospectus supplement.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and one or more depositaries selected by us, who we will name in an applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the preferred stock represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in a prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

We will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any depositary shares we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts representing contracts obligating holders, subject to the terms of such purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our common stock, preferred stock or other securities described in this prospectus at a future date or dates. Alternatively, the purchase contracts may, subject to the terms of such purchase contracts, obligate us to purchase from holders, and obligate the holders to sell to us, a specified or varying number of common stock, preferred stock or other securities described in this prospectus. The price per unit of our common stock, preferred stock or other securities described in this prospectus and number of units may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the purchase contracts. We may issue the purchase contracts separately or as part of units, which we refer to as “purchase units,” consisting of a purchase contract and other securities or obligations issued by us or third parties, including government securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

Any applicable prospectus supplement will describe the terms of any purchase contract or purchase units. The description in a prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units.

DESCRIPTION OF UNITS

We may issue units of securities consisting of one or more of the following securities: common stock, preferred stock, rights, debt securities, warrants, depositary shares and purchase contracts. We may evidence each series of units issued by unit certificates that we will issue under a separate unit agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in a prospectus supplement.

If we offer any units, certain terms of that series of units will be described in a prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a description of the term of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	if appropriate, a discussion of material United States federal income tax considerations; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through the methods described below or through any other method permitted pursuant to applicable law, including through a combination of such methods.

A prospectus supplement, if required, will set forth any required information such as the terms of the offering and the method of distribution and will include the following information:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any over-allotment options under which underwriters may purchase additional securities;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in a prospectus supplement may be listed.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities may be subject to conditions, and the underwriters may in such event be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell our securities under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the NYSE, on any other existing trading market for such securities or to or through a market maker, or in privately negotiated transactions. Unless stated otherwise in any applicable prospectus supplement, the sales agent with respect to any such at the market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. Any applicable prospectus supplement will include the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of securities. The terms of each such agreement will be set forth in more detail in any applicable prospectus supplement and any related free writing prospectus. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. If required, we will include in any applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We also may sell the securities through agents we designate from time to time to solicit offers from purchasers to purchase the securities included in this prospectus or to sell such securities in ordinary brokerage transactions on our behalf. If required, a prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable by us to the agent. Unless stated otherwise in any applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in a prospectus supplement.

We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Delayed Delivery Contracts

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in a prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. The name of any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm will be included in a prospectus supplement, as required. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions then the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in these sale transactions will be underwriters and will be identified in such applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in a prospectus supplement any required information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions that underwriters allow to dealers.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Other than our common stock, which is listed on the NYSE, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in a prospectus supplement, if required.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters, dealers or agents will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Our SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from us by accessing our website at www.cvrenergy.com under the “Investor Relations” link and then the “SEC Filings” link. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities we may offer.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of the issuances under this prospectus. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

•	our Current Reports on Form 8-K filed with the SEC on April 4, 2025 and June 6, 2025;

•

our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders, filed with the SEC on April 22, 2025, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on May 22, 2007, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, together with any other amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this prospectus, at no cost, by writing or telephoning us at the following address:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Investor Relations

Telephone: (281) 207-3464

$750,000,000

CVR Energy, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

November , 2026

Joint Book-Running Managers

Barclays	Jefferies